UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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EXAR CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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EXAR CORPORATION
48720 KATO ROAD
FREMONT, CALIFORNIA 94538
NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 18, 2014

TO THE STOCKHOLDERS OF EXAR CORPORATION:

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of EXAR CORPORATION, a Delaware corporation (the “Company”), will be held on Thursday, September 18, 2014 at 2:00 p.m. local time at the Company’s Corporate Headquarters at 48720 Kato Road, Fremont, California 94538, for the following purposes:

1.

To elect to the Board of Directors the seven (7) director nominees named in the attached Proxy Statement to serve until the 2015 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal.

2.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 29, 2015.

3.

To approve by stockholder advisory vote the compensation of our named executive officers disclosed in the accompanying Proxy Statement under the section titled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures therein, required by Item 402 of Securities and Exchange Commission Regulation S-K (a “say-on-pay” vote).

4.	To approve a new incentive plan, the 2014 Equity Incentive Plan.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Company’s Board of Directors has fixed the close of business on July 21, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment(s) or postponement(s) thereof.

All stockholders are cordially invited and encouraged to attend the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting, please carefully read the accompanying Proxy Statement and vote your shares as promptly as possible so that your shares will be voted in accordance with your instructions. For specific voting instructions, please refer to the instructions on the enclosed proxy card or on the Notice of Internet Availability of Proxy Materials that was mailed to you.

By Order of the Board of Directors

/s/ Thomas R. Melendrez
THOMAS R. MELENDREZ
Secretary

Fremont, California July 25, 2014

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE ENCLOSED PROXY CARD IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A LEGAL PROXY ISSUED IN YOUR NAME.

EXAR CORPORATION
48720 KATO ROAD
FREMONT, CALIFORNIA 94538

PROXY STATEMENT
FOR 2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 18, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON SEPTEMBER 18, 2014

This proxy statement (the “Proxy Statement”) and the Company’s 2014 Annual Report on Form 10-K (together with the Proxy Statement, the “Proxy Materials”) are available at www.envisionreports.com/EXAR. This website address contains the following documents: the Notice of Annual Meeting (the “Notice”), this Proxy Statement and a proxy card sample, and the Company’s 2014 Annual Report on Form 10-K. You are encouraged to access and review all of the important information contained in the Proxy Materials before voting.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why are these materials being made available to me?

The Board of Directors (the “Board of Directors” or the “Board”) of Exar Corporation, a Delaware corporation (the “Company”), is soliciting your proxy for use at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, September 18, 2014, at 2:00 p.m. local time, or at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the Notice. The Annual Meeting will be held at the Company’s Corporate Headquarters at 48720 Kato Road, Fremont, California 94538.

Pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), we may furnish the Proxy Materials by providing access to these documents over the Internet instead of mailing a printed copy of the Proxy Materials to stockholders. Accordingly, we are providing access to the Proxy Materials over the Internet and sending a Notice of Internet Availability of Proxy Materials (the “Availability Notice”) to many of our stockholders, which provides instructions for accessing the Proxy Materials on the website referred to above and in the Availability Notice or to request to receive, without charge, printed copies of the Proxy Materials by mail or electronically by email on an ongoing basis. We will also mail paper copies of the Proxy Materials to beneficial holders of at least 5,000 shares of our common stock, to stockholders who have specifically requested receipt of paper copies of the Proxy Materials and to registered holders.

The Availability Notice provides stockholders with instructions regarding how to view the Proxy Materials for the Annual Meeting over the Internet and how to instruct the Company to send future proxy materials to stockholders electronically by email. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to its stockholders and will reduce the impact of the Company’s annual stockholders’ meetings on the environment. If a stockholder chooses to receive future proxy materials by email, the stockholder will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Any stockholder’s election to receive Proxy Materials by email will remain in effect until such stockholder revokes the request. Stockholders electing to receive Proxy Materials by email should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

We intend to mail an Availability Notice and, if applicable, paper copies of the Proxy Materials on or about July 30, 2014 to all stockholders entitled to vote at the Annual Meeting.

What are the matters I am being asked to vote on?

There are four matters scheduled for a vote at the Annual Meeting:

●	Proposal 1, the election of the seven (7) nominees for director named in Proposal 1 to serve until the 2015 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

●	Proposal 2, the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 29, 2015;

●

Proposal 3, an advisory vote to approve the compensation of our named executive officers disclosed in this Proxy Statement under the section titled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures therein, required by Item 402 of Securities and Exchange Commission Regulation S-K (a “say-on-pay” vote); and

●	Proposal 4, a new equity incentive plan, the 2014 Equity Incentive Plan.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on July 21, 2014 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 47,291,239 shares of our common stock, par value $0.0001 (“Common Stock”), outstanding and entitled to vote and there were 278 holders of record of Common Stock. We had no shares of preferred stock outstanding on the Record Date.

Our stock transfer books will not be closed between the Record Date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices for a period of ten (10) days before the Annual Meeting.

What is the quorum requirement?

Holders of record of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. Abstentions and broker non-votes are counted as present for the purposes of determining the presence or absence of a quorum for the transaction of business.

If you are a record holder, your shares will only be counted towards the quorum if you submit a valid proxy or attend the Annual Meeting. If the shares present, in person or by proxy, at the Annual Meeting do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

What is a broker non-vote?

The term broker non-vote refers to shares held by a brokerage firm or other nominee (for the benefit of its client) that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Brokers and nominees do not have discretionary voting authority on the election of directors and on certain other non-routine matters, and accordingly may not vote on such matters absent instructions from the beneficial holder. If you hold your shares in “street name” or through a broker it is important that you give your broker voting instructions. See “If I am a beneficial owner, how do I cast my vote?” below for more information.

Am I a stockholder of record?

If, at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, LLC, then you are a stockholder of record.

What if my shares are not registered directly in my name but are held in street name?

If, at the close of business on the Record Date, your shares were held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in street name. The broker, bank or other nominee holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting, but as a beneficial owner you have the right to direct the broker, bank or other nominee on how to vote the shares in your account.

If I am a stockholder of record, how do I cast my vote?

If you are a stockholder of record, you can vote in person at the Annual Meeting. If you do not wish to vote in person or will not be attending the Annual Meeting and you received an Availability Notice, you may vote by proxy over the Internet. Alternatively, if you received a printed copy of the Proxy Materials by mail, you may also complete, sign and return the accompanying proxy card or vote your proxy over the telephone or Internet. If you vote by proxy, your vote must be received by 1:00 a.m. Central Time, on September 18, 2014 to be counted.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders participating in these programs should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

If I am a beneficial owner, how do I cast my vote?

If you are a beneficial owner of shares held in street name, you should have received an Availability Notice or a printed copy of the Proxy Materials from the broker, bank or other nominee that is the record holder of your shares. Beneficial owners that received an Availability Notice or a printed copy of the Proxy Materials from the record holder should follow the instructions provided by the record holder to transmit their voting instructions to the broker, bank or other nominee. For a beneficial owner to vote in person at the Annual Meeting, the beneficial owner must obtain a valid legal proxy from the record holder. To request the required legal proxy form, follow the instructions provided by your broker, bank or other nominee or contact them.

If your shares are held in street name through a broker, certain rules affect how your shares are voted in connection with the election of directors. If you do not provide your broker with instructions on how to vote your shares, your broker may not vote your shares except in connection with matters deemed “routine” under such rules. Previously, the election of directors was considered to be a routine matter, and your broker was thus able to vote your shares without instructions from you. The election of directors is no longer considered to be a routine matter and your broker will no longer be able to vote on the election of directors without your instructions. Accordingly, if your broker sends a request for instructions on how to vote, you are requested to provide those instructions to your broker so that your vote can be counted.

How many votes do I have?

You have one vote for each share of Common Stock held on the Record Date on each matter to be voted upon at the Annual Meeting. Stockholders may not cumulate votes in the election of directors.

What types of votes are permitted on each proposal?

With regard to the election of directors (Proposal 1), votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect (other than for purposes of the Board’s majority vote policy described below).

The types of votes permitted for Proposal 2, the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 29, 2015, Proposal 3, the say-on-pay vote, and Proposal 4, the approval of the 2014 Equity Incentive Plan, are a vote “For” or “Against” or to abstain.

How many votes are needed to approve each proposal?

For Proposal 1, directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting, meaning that the seven (7) nominees for election to the Board who receive the highest number of affirmative votes shall be elected as directors. You may not vote for more than seven (7) nominees, and the proxies solicited by this Proxy Statement may not be voted for more than seven (7) nominees. The election of directors is not a matter on which a broker or other nominee is empowered to vote and therefore there may be broker non-votes on Proposal 1; however, broker non-votes and withheld votes will have no effect on the outcome of the election of candidates for director. Notwithstanding the foregoing, the Board of Directors has adopted a policy that, in an uncontested election, any person elected to the Board who did not receive the affirmative vote of at least a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting of stockholders shall immediately submit his or her resignation to the Board. The Board will then accept or reject such resignation as it shall deem advisable and in the best interests of our stockholders. Should any nominee(s) become unavailable to serve before the Annual Meeting, the proxies will be voted by the proxy holders for such other person(s) as may be designated by our Board of Directors or for such lesser number of nominees as may be prescribed by the Board of Directors. Votes cast for the election of any nominee who has become unavailable will be disregarded.

The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the holders of a majority of shares present in person or represented by proxy and voting on such matter. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with such proposals, and therefore broker non-votes and abstentions have no effect on determining whether the affirmative vote constituted a majority of the shares present in person or represented by proxy and voting on such matter. Note, however, that Proposal 3 is an advisory vote and, as such, the result of voting on that proposal is non-binding on the Company. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of that vote when making future compensation decisions for our named executive officers.

Broker non-votes are excluded from the “for,” “against” and “abstain” counts, and instead are reported simply as “broker non-votes.”

How are votes counted?

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

What if I vote by proxy but do not make specific choices?

If you complete the proxy voting procedures but do not specify how you want to vote your shares, your shares will be voted “For” Proposals 1 – 4. Your proxy will vote your shares using his or her best judgment with respect to any other matters properly presented for a vote at the meeting.

Can I change my vote after submitting my proxy?

Yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of the following ways:

●

It may be revoked by filing a written notice of revocation or a duly executed proxy card bearing a later date with the Secretary of the Company at our corporate headquarters, 48720 Kato Road, Fremont, California 94538.

●

If you choose to vote over the Internet or by telephone until the voting deadline, you can change your vote by voting again using the same method used for the original vote (i.e., over the Internet or by telephone) so long as you retain the voter control number from your Availability Notice or proxy card.

●	If you vote over the Internet or by telephone pursuant to instructions from your bank or broker, those instructions should inform you how to revoke your proxy or change your vote.

If you are a record holder, your proxy may also be revoked by attending the Annual Meeting and voting in person; however, attendance at the Annual Meeting will not, by itself, revoke a proxy. If you are a beneficial owner and desire to revoke your proxy and vote in person at the Annual Meeting, you must follow the instructions from your broker or bank to revoke your proxy and obtain a proxy from the record holder. See “If I am a beneficial owner, how do I cast my vote?” above for more information.

What does it mean if I receive more than one Availability Notice or printed copy of the Proxy Materials?

If you receive more than one Availability Notice or printed copy of the Proxy Materials, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each to ensure that all of your shares are voted.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Form 8-K filed with the SEC within four (4) business days following the Annual Meeting.

When are stockholder proposals due for the 2015 Annual Meeting of Stockholders?

Proposals of stockholders that are intended to be presented at the Company’s 2015 Annual Meeting of Stockholders must be received by the Company not later than March 27, 2015 in order to be included in the proxy statement and proxy relating to that annual meeting. Further, a stockholder proposal that is not submitted for inclusion in the proxy statement for the Company’s 2015 Annual Meeting of Stockholders, but is instead sought to be presented in such stockholder’s own proxy statement at the Company’s 2015 Annual Meeting of Stockholders, must be submitted in accordance with the Company’s Bylaws and the proposal must be received by the Company not earlier than April 8, 2015 and not later than May 8, 2015. Proposals received before April 8, 2015 or after May 8, 2015 will be considered untimely and may not be presented at the Company’s 2015 Annual Meeting of Stockholders. In addition, the Proxy solicited by the Board of Directors for the 2015 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that annual meeting, unless the Company receives notice of such proposal before June 10, 2015.

You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our Bylaws are available in the Investors section of our corporate website, www.exar.com, under the Corporate Governance tab.

Who is paying for this proxy solicitation?

We will bear the entire cost of solicitation, including the preparation, assembly, Internet hosting, printing and mailing of the Proxy Materials and any additional solicitation materials furnished to stockholders. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by directors, officers or employees. Such individuals, however, will not be compensated by us for those services.

These materials are being sent to brokers, nominees and other stockholders of record by U.S. mail or by courier, or by electronic mail if so requested. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names but that are beneficially owned by others so that they may forward these solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding these solicitation materials to such beneficial owners.

We have also engaged Alliance Advisors to assist it in the solicitation of proxies, and expect to pay Alliance Advisors approximately $10,000 for its services plus designated out of pocket expenses.

What is “householding” of the Company’s Proxy Materials?

The SEC adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements or Notices of Internet Availability of Proxy Materials, as applicable, with respect to two or more security holders sharing the same address by delivering a single annual report and proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

Brokers with account holders who are Company stockholders will be “householding” the Company’s Proxy Materials. A single annual report and proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, please notify your broker and direct your written request to Exar Corporation, Attention: Investor Relations M/S 210, 48720 Kato Road, Fremont, California 94538, or contact the Company directly at (510) 668-7201.

Stockholders who currently receive multiple copies of the annual report and proxy statement or Notice of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board of Directors currently consists of seven (7) members, each serving for a term of one year expiring at the Annual Meeting: Messrs. Behrooz Abdi, Izak Bencuya, Louis DiNardo, Pierre Guilbault, Brian Hilton, Richard L. Leza and Gary Meyers.

The Board believes that good corporate governance is essential to ensure that the Company is managed for the long-term benefit of our stockholders. The Board and management have undertaken a comprehensive and continuous effort to regularly review and enhance our governance policies and practices. In conducting this review, we look to suggestions by various authorities on corporate governance, the practices of other public companies or our peer group, the provisions of the Sarbanes-Oxley Act of 2002 and Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, various new and proposed rules of the SEC and the listing standards of the New York Stock Exchange referred to in this Proxy Statement as “NYSE”.

Corporate Governance Principles and Code of Ethics

Our Board has adopted Corporate Governance Principles that guide its actions with respect to, among other things, the composition of the Board and its decision-making processes, Board meetings and the involvement of management, the Board’s standing committees and procedures for appointing members of the committees, and its performance evaluation of our Chief Executive Officer. In addition, the Board has adopted a Code of Business Conduct and Ethics, referred to in this proxy statement as the Code of Ethics, which applies to all of our employees, directors and officers, and a Code of Ethics for Principal Executives, Executive Management and Senior Financial Officers. The Code of Ethics and Code of Ethics for Principal Executives, Executive Management and Senior Financial Officers, as applied to our principal executive officer, principal financial officer and principal accounting officer, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of the NYSE. These documents are reviewed and revised on a periodic basis and are available in the Investors section of our corporate website, www.exar.com, under the Corporate Governance tab. Stockholders may obtain a copy of any of these documents free of charge by submitting a written request to: Exar Corporation, 48720 Kato Road, Fremont, California 94538, Attn: Investor Relations, M/S 210. We intend to post any amendments to the codes and policy, as well as any waivers that are required to be disclosed by the rules of the SEC or the NYSE, on the Company’s website or by filing a Form 8-K.

Director Independence

Our Corporate Governance Principles provide that a majority of the Board and all members of the Audit, Compensation and Corporate Governance and Nominating Committees of the Board will be independent. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with the Company in which a director or executive officer, or any member of his or her immediate family, has a direct or indirect interest. Following completion of these questionnaires, the Board, with the assistance of the Corporate Governance and Nominating Committee, makes an annual determination as to the independence of each director using the current standards for “independence” established by the SEC and the NYSE, additional criteria set forth in our Corporate Governance Principles and consideration of any other material relationship a director may have with the Company.

The Board determined that each of Messrs. Abdi, Bencuya, Hilton, Leza and Meyers is an “independent director” under applicable SEC rules and the NYSE listing standards. Mr. DiNardo, as our full-time President and Chief Executive Officer, is not an independent director. In making its independence determination with respect to Mr. Guilbault, the Board evaluated ordinary course transactions during the last three fiscal years between us and our largest distributor, Future Electronics, Inc. (“Future”), of which Mr. Guilbault serves as an executive officer. The Board determined that, as a result of our business relationship with Future, Mr. Guilbault is not an “independent director” under the listing standards of the NYSE.

As a result of the foregoing, a majority of the Board and all directors serving on the Audit Committee, Corporate Governance and Nominating Committee, and the Compensation Committee are independent directors under applicable SEC rules and the NYSE listing standards.

Board Committees and Meetings

During fiscal year 2014, the Board of Directors held fourteen (14) meetings and acted by written consent three (3) times. During fiscal year 2014, each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person was a director) and (ii) the total number of meetings held by all committees of the Board on which such director served (during the periods that such director served on such committees). Members of the Board and its committees also consulted informally with management from time to time, and the independent directors met in executive session regularly without the presence of management or other non-independent directors.

The Board of Directors maintains three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each committee serves under a written charter adopted by the Board which is reviewed annually by the committee and revised by the Board from time to time, as appropriate. The current charters for the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee and information concerning direct communication with Non-Employee Directors are available in the Investors section of our corporate website, www.exar.com, under the Corporate Governance tab. The Board committees are reviewed at least annually at the Board meeting that follows the Annual Meeting, and the composition and/or chairs of one or more committees may change at that time or at such other time as the Board determines to make any such changes.

Audit Committee

The Audit Committee currently consists of four (4) directors: Messrs. Hilton (Chair), Abdi, Bencuya and Meyers. The Audit Committee reviews financial reports, the Company’s system of internal control over financial reporting and the Company’s auditing, accounting and financial processes. The Audit Committee’s primary duties and responsibilities as described in its charter are to: (i) appoint our independent registered public accounting firm, evaluate our independent registered public accounting firm’s qualifications, independence and performance and approve the compensation of our independent registered public accounting firm, (ii) review and discuss with management and our independent registered public accounting firm the Company’s audited financial statements and the effectiveness of the Company’s internal control over financial reporting; (iii) review and pre-approve any proposed related-party transactions and/or affiliated transactions and (iv) oversee our risk management process. The Audit Committee held six (6) meetings and did not act by written consent during fiscal year 2014. The Board of Directors has determined that Mr. Hilton is an “audit committee financial expert” as defined by Item 407 of SEC Regulation S-K, that each Audit Committee member has sufficient knowledge in reading and understanding the Company financial statements to serve on the Audit Committee and that each member of the Audit Committee is an “independent director” as currently defined under the NYSE listing standards and is “independent” as that term is defined in SEC Rule 10A-3.

Compensation Committee

The Compensation Committee currently consists of three (3) Directors: Messrs. Bencuya (Chair), Leza and Meyers. The Compensation Committee assists the Board of Directors by reviewing, approving, modifying and administering the Company’s compensation plans, arrangements and programs.

Pursuant to its charter, the Compensation Committee’s primary responsibilities include the following:

●	evaluating the performance of, and reviewing and approving the compensation of, the Company’s Chief Executive Officer and President;

●

evaluating the performance of and reviewing and approving the levels of compensation for each employee who (i) is a corporate officer of the Company, (ii) is a Vice President and reports directly to the Chief Executive Officer and President or is a Section 16 Insider, or (iii) has a base salary rate of $215,000 or more per year;

●

reviewing and advising the Board of Directors concerning regional, industry-wide, and peer group compensation practices and trends in order to assess the adequacy and competitiveness within the industry of the Company’s executive compensation programs;

●

reviewing and recommending for adoption by the Board of Directors equity compensation plans, incentive and bonus programs, retirement plans, deferred compensation plans, and other similar plans and programs, and reviewing and recommending amendments to any such plans or programs; and

●	administering the Company’s equity compensation plans, incentive and bonus programs, retirement plans, deferred compensation plans, and other similar plans and programs.

The Compensation Committee held eight (8) meetings and acted by written consent one (1) time during fiscal year 2014. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” as currently defined under the NYSE listing standards.

The Compensation Committee has delegated to the Chief Executive Officer the authority to make any applicable option grants to new employees (other than executive officers) using grant levels previously approved by the Compensation Committee. Generally, grants approved by the Compensation Committee or the Chief Executive Officer do not become effective until the first trading day of the month following the month in which the grant was approved. The Compensation Committee has implemented this process to help ensure that option grants are done on a regular and consistent basis without regard to stock price performance or the Company’s release of material information. The Company’s executive officers, including the Named Executive Officers (as identified below), do not have any role in determining the form or amount of compensation paid to the Company’s Named Executive Officers and the Company’s other executive officers. However, the Compensation Committee does consider the recommendations of the Company’s Chief Executive Officer and President in setting compensation levels for the Company’s other executive officers.

Pursuant to its charter, the Compensation Committee is authorized to retain, and to approve the fees of, such independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. For a description of the Compensation Committee’s processes and procedures for determining the compensation levels for our executive officers, please see the “Compensation Discussion and Analysis” section below.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of three (3) Directors: Messrs. Leza (Chair), Abdi and Hilton. The Corporate Governance and Nominating Committee adopts and reviews compliance with ethical principles and governance standards applicable to the Company’s directors and executive officers to ensure corporate integrity and responsibility. The Corporate Governance and Nominating Committee also interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board of Directors and committees thereof. The Corporate Governance and Nominating Committee held five (5) meetings and did not act by written consent during fiscal year 2014. The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is an “independent director” as currently defined under the NYSE listing standards.

If the Corporate Governance and Nominating Committee chooses to identify new director candidates for Board membership, it is authorized to retain, and to approve the fees of, third party director search firms to help identify prospective Director nominees. The Corporate Governance and Nominating Committee has not formally adopted any specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. The Corporate Governance and Nominating Committee believes that candidates and nominees must possess characteristics that will provide us with a Board comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have or have had experience in positions with a high degree of professional or industry responsibility, (iv) are or were leaders in the companies or institutions with which they are or were affiliated, (v) have qualifications that will increase overall Board effectiveness, (vi) have the ability and willingness to commit sufficient time to the Board and (vii) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

As provided in our Corporate Governance Principles, the Board is committed to diversified membership, seeking members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity and do not have professional commitments which might otherwise unreasonably interfere with the demands and duties needed to fully consider Company related matters or conflict with our interests. We believe our directors should possess the highest personal and professional integrity and values, and be committed to representing the long-term interests of our stockholders. While we have not prescribed specific standards for considering diversity among director nominees, we have determined it is desirable for the Board as a whole to encompass a range of talent, perspectives, background, skills and professional experience, enabling it to provide sound guidance with respect to the Company’s operations and interests. We expect our directors to possess high personal and professional ethics, practical wisdom, sound judgment, an inquisitive disposition and business acumen. We also endeavor to have a Board that reflects a range of experiences at policy making levels, as well as executive-level experience in areas and industries that are important to our business. We generally seek directors with strong reputations and experience in areas relevant to our strategy and operations, particularly in industries and markets that we serve as well as key geographic markets where we operate. We typically seek directors with experience in significant leadership positions, industry-specific knowledge, experience and insight and an understanding of finance and financial reporting processes. In addition to such experience, we believe our directors should possess other key individual characteristics and attributes that are important to an effective board. We believe it important for our directors to possess the aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company, as well as the personal qualities to be able to make a substantial active contribution to Board deliberations, including intelligence and wisdom, self-assuredness and interpersonal skills, courage, commitment, the willingness to ask a difficult question and the ability to engage management and each other in a collaborative and constructive fashion.

The Board has adopted a retirement age policy of 70 years of age, provided that the Board may choose to waive this policy in the case of any director or nominee as the Board shall deem appropriate and in the best interests of the Company’s stockholders.

In order to identify and evaluate nominees for director, the Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board of Directors, reviews qualifications of nominees, evaluates the performance of the Board of Directors as a whole and, commencing with fiscal year 2015, committee members separately, and evaluates the performance and qualifications of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders. In doing so, the Corporate Governance and Nominating Committee considers such factors as character, diversity, skills, judgment, independence, industry experience, professional expertise, corporate experience, length of service, other commitments and the like, and the general needs of the Board, including applicable independence requirements. The Corporate Governance and Nominating Committee considers each individual candidate both in the context of the current composition of the Board and the evolving needs of our business. The Corporate Governance and Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

The Corporate Governance and Nominating Committee will consider recommendations for candidates to the Board of Directors from stockholders. A stockholder that desires to recommend a candidate for election to the Board of Directors shall direct the recommendation in writing to Exar Corporation, attention Secretary, 48720 Kato Road, Fremont, California 94538. In evaluating such recommendations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above. A stockholder that desires to nominate a candidate for election to the Board of Directors shall direct the nomination in writing to Exar Corporation, attention Secretary, 48720 Kato Road, Fremont, California 94538, on a timely basis in accordance with the Company’s Bylaws, and must include the candidate’s name, age, home and business contact information, detailed biographical data and qualifications, including principal occupation or employment; the class and number of shares of the Company that are beneficially owned by the candidate; a description of all arrangements or understandings between the stockholder and the candidate and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the stockholder; information regarding any relationships between the candidate and the Company within the last three years; information regarding the recommending person’s name, address and ownership of Company stock; a statement from the recommending stockholder in support of the candidate; references, particularly within the context of the criteria for Board membership, including issues of character, diversity, skills, judgment, independence, industry experience, professional expertise, corporate experience, length of service, other commitments and the like; a written indication by the candidate of her/his consent to be named in the proxy statement, if nominated, and to serve, if elected; and any other information relating to the stockholder or to the candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or the Company’s Bylaws.

Policy Regarding Director Attendance at Annual Meetings of Stockholders

Under our Corporate Governance Principles, the Company requires all incumbent directors and nominees for election to the Board to attend each annual meeting of stockholders. All of the Company’s then serving directors attended the 2013 Annual Meeting of Stockholders held on September 5, 2013.

Stockholder Communications with the Board of Directors

Any stockholder or interested party that desires to communicate directly with the Board of Directors or one or more of its members concerning the affairs of the Company shall direct the communication in written correspondence by letter to Exar Corporation, attention Secretary, 48720 Kato Road, Fremont, California 94538. When such communication is intended for individual members of the Board of Directors, the intended recipients shall be clearly indicated in bold type at the beginning of the letter. Alternatively, a stockholder may communicate with the non-employee members of the Board via the Investors section of our corporate website at ir.exar.com under the Info Request link.

Board Leadership Structure

As provided in our Corporate Governance Principles, our policy as to whether the role of the Chairman and the Chief Executive Officer should be separate is to adopt the practice that best serves the stockholders’ interests and our needs at any particular time. We currently separate the roles of Chief Executive Officer and Chairman as we believe this structure enhances the Board’s oversight of, and independence from, Company management, the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders and our overall corporate governance structure. By separating the roles of Chief Executive Officer and Chairman, the Chief Executive Officer is able to focus his time and energy on managing the Company and leverage the experience and perspective of our Chairman, who is well positioned to provide our Chief Executive Officer with guidance, advice and counsel regarding our business, operations and strategy. We believe that our separate Chief Executive Officer/Chairman structure is the most appropriate and effective leadership structure for the Company and our stockholders at this time. At the regularly scheduled executive sessions of the non-management independent directors, Mr. Richard L. Leza, as chairman of the board, has been chosen as the director to preside.

Board Oversight of Risk Management

The Board believes that evaluating how the executive team manages the various risks confronting us is one of its most important areas of oversight. The Board believes an effective risk management system will timely identify the material risks that we face, communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, implement appropriate and responsive risk management strategies consistent with our risk profile, and integrate prudent risk management into our decision-making.

In carrying out this critical responsibility, the Board is advised periodically by key members of management with primary responsibility for risk management, including our Chief Executive Officer, Chief Financial Officer and General Counsel, and periodically reviews risks associated with our strategic plan. The Board also exercises its risk oversight responsibilities through its various committees. The Board has designated the Audit Committee with primary responsibility over evaluating and monitoring our overall risk management processes. Among its duties, the Audit Committee is charged with discussing policies with respect to risk assessment and risk management and the steps management has taken to monitor and control such exposure. The Audit Committee reviews with management our policies with respect to risk assessment and management of risks that may be material to the Company, our system of disclosure controls and system of internal controls over financial reporting (which are audited by an independent third party), and our compliance with legal and regulatory requirements. In addition, the Audit Committee meets regularly with management, including our finance and accounting personnel, and in private sessions with our independent registered public accounting firm, where aspects of risk management are discussed. The Audit Committee makes periodic reports to the Board regarding such briefings, as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of our risk management processes. While our Audit Committee has primary responsibility for overseeing enterprise risk management, each of our other Board committees also considers risk within its area of responsibility. For example, our Corporate Governance and Nominating Committee reviews risks related to legal and regulatory compliance as they relate to corporate governance structure and processes, and our Compensation Committee reviews risks related to compensation matters. Our Board is periodically apprised by the committee chairs of significant risks and management’s responses to those risks.

Our management is responsible for day-to-day risk management. Our finance and legal teams serve as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. Each of our Chief Executive Officer, Chief Financial Officer and General Counsel have primary responsibility for and oversight of certain aspects of risk management and report to the Board on such matters. The Board also continually works, with the input of our executive officers, to assess and analyze the most likely areas of future risk for the Company. We believe that the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Risk Assessment of Compensation Policies and Practices

Our compensation programs throughout the organization are designed to maintain an appropriate balance between long-term and short-term incentives by utilizing a combination of compensation components, including base salary, annual incentive awards, and long-term equity awards. Although not all employees in the organization have compensation comprised of all three of those components, the compensation programs are generally structured so that any short-term cash incentives are not likely to constitute the predominant element of an employee’s total compensation package and that other components will serve to balance any incentive to take inappropriate risks that short-term cash compensation opportunities may otherwise encourage. For a discussion of the primary components of the compensation packages for the Company’s executive officers, please see the section below entitled “Executive Compensation—Compensation Discussion and Analysis.”

In general, our incentive compensation programs are designed to reward eligible employees who commit to and deliver on goals which are intended to be challenging yet provide them a reasonable opportunity to reach the baseline amounts, while requiring meaningful growth to reach the target level and substantial growth to reach the maximum level. The amount of growth required to reach the maximum level of compensation is intended to be achievable within the context of our normal business planning cycle and we do not believe it to be at such an aggressive level that it would induce eligible employees to take inappropriate risks that could threaten our financial and operating stability. While a number of employees participate in performance-based incentive plans, we believe that those plans are structured in a manner that encourages the participating employees to remain focused on both the short- and long-term operational and financial goals of the Company in several key respects. For example, our sales employees are included in annual sales commission incentive plans that are subject to in-line and cross functional review during both the design stage and the incentive payment process. Payments are based upon the achievement of current quarter qualified design wins and revenue numbers against established targets. In order to help ensure that payments are made only on qualified transactions, the quarterly payment amount is based on net revenue (less customer returns).

A significant portion of the compensation provided to our executive officers and other senior employees is in the form of long-term equity awards that are important to help further align the interests of the recipient with those of our stockholders. We believe that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price. These equity awards are subject to long-term vesting schedules to help ensure that recipients have significant value tied to our long-term and sustained stock price performance.

Based on these considerations, we do not believe that our compensation programs create risks that are reasonably likely to have a material adverse effect on the Company.

Summary of Non-Employee Director Compensation

Compensation for members of the Company’s Board of Directors who are not also employed by the Company or any of its subsidiaries, referred to herein as “Non-Employee Directors,” during fiscal year 2014 generally consisted of cash retainers and an annual equity award. The compensation paid to Mr. DiNardo, who served as the Company’s Chief Executive Officer and President during fiscal year 2014, is presented below in the Summary Compensation Table and the related explanatory tables within the “Executive Compensation” section below.

Cash Retainers.

Under the current compensation program for Non-Employee Directors, the annual retainer for each Non-Employee Director is $40,000. The Chair of the Board receives an additional $20,000 annual retainer; the Chair of the Audit Committee receives an additional $20,000 annual retainer; the Chair of the Compensation Committee receives an additional $10,000 annual retainer; and the Chair of the Corporate Governance and Nominating Committee receives an additional $6,000 annual retainer.

In addition, each member of the Audit Committee (other than the Chair) receives an additional annual retainer of $8,000; each member of the Compensation Committee (other than the Chair) receives an additional annual retainer of $4,000; and each member of the Corporate Governance and Nominating Committee (other than the Chair) receives an additional annual retainer of $3,000.

We also reimburse Non-Employee Directors for documented expenses for travel and professional education incurred in connection with their duties as directors of the Company.

Equity Awards.

Under the current compensation program for Non-Employee Directors, on the first trading day of the month following a Non-Employee Director’s initial election or appointment to the Board of Directors, the Non-Employee Director will receive, subject to prior approval by the Board of Directors or the Compensation Committee, an option to purchase 40,000 shares of our Common Stock. This initial option will have an exercise price equal to the closing price of our Common Stock on the grant date and will vest in four equal annual installments over the four-year period following the grant date. In addition, on the first trading day of the month following such Non-Employee Director’s initial election or appointment to the Board of Directors, the Non-Employee Director will receive, subject to prior approval by the Board of Directors or the Compensation Committee, 28,000 restricted stock units (with the first 7,000 of such restricted stock units subject to proration based on the amount of time elapsed since the most recent annual meeting of stockholders). This initial restricted stock unit award will vest in four annual installments of 7,000 units each on, with respect to each year, the earlier to occur of the anniversary of the grant date or the annual meeting of stockholders that occurs in such year (with the first such installment, in the case of a prorated award, consisting of the prorated portion of the first 7,000 units).

The program also provides that each Non-Employee Director continuing in office following an annual meeting of stockholders will be granted upon the first trading day of the month following the annual meeting date and subject to prior approval by the Board of Directors or the Compensation Committee an option to purchase 10,000 shares of Common Stock that will vest in one installment four years after the grant date. Furthermore, each Non-Employee Director continuing in office after an annual meeting of stockholders will, subject to prior approval by the Board of Directors or the Compensation Committee, receive 7,000 restricted stock units upon the first trading day of the month following the annual meeting date. This restricted stock unit award will vest in full upon the earlier of the fourth anniversary of the grant date or the annual meeting of stockholders that occurs in the fourth year following such grant date. A Non-Employee Director serving as Chair of the Board of Directors as of an annual meeting date will receive an additional 2,500 restricted stock units upon the first trading day of the month following the annual meeting date. The Chair restricted stock unit award will vest upon the earlier of the first anniversary of the grant date or the next annual meeting of stockholders following such grant date. Non-Employee Directors are also eligible to receive discretionary grants under the Company’s stock incentive plans as approved by the Board of Directors or the Compensation Committee.

Each of the grants of restricted stock units and stock options to the Non-Employee Directors as described above will be made in accordance with our equity grant practices and will vest, in full or in part, upon a change of control of the Company or certain other corporate transactions that result in termination of the director’s service on the Board of Directors. The equity awards granted to our Non-Employee Directors during fiscal year 2014 are described in footnote (3) to the Director Compensation Table below. Each of these awards was granted under, and is subject to the terms of, the Company’s 2006 Equity Incentive Plan (the “2006 Plan”). The Board of Directors or the Compensation Committee administers the 2006 Plan as to Non-Employee Director awards.

Director Compensation Table—Fiscal Year 2014

The following table presents information regarding the compensation paid for fiscal year 2014 to the Non-Employee Directors. As noted above, the compensation paid to Mr. DiNardo, who served as the Company’s Chief Executive Officer and President during fiscal year 2014, is presented below in the Summary Compensation Table and the related explanatory tables within the “Executive Compensation” section below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Behrooz Abdi	51,000	94,780	38,133	—	—	—	183,913
Izak Bencuya	58,000	94,780	38,133	—	—	—	190,913
Pierre Guilbault	40,000	94,780	38,133	—	—	—	172,913
Brian Hilton	63,000	94,780	38,133	—	—	—	195,913
Richard L. Leza	70,000	128,630	212,720	—	—	—	411,350
Gary Meyers	52,000	94,780	38,133	—	—	—	184,913

(1)

The amounts reported in Columns (c) and (d) of the table above for fiscal year 2014 reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our Non-Employee Directors during fiscal year 2014. These values have been determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in Column (c) and Column (d), please see the discussion of stock awards and option awards contained under the section entitled “Stock-Based Compensation” beginning on page 79 of our Annual Report on Form 10-K for fiscal year 2014 filed with the SEC on June 11, 2014.

(2)	The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of the Non-Employee Directors as of March 30, 2014.

Director	Number of Shares Subject to Outstanding Options as of 3/30/14	Number of Unvested Restricted Stock Units as of 3/30/14
Behrooz Abdi	50,000	28,000
Izak Bencuya	74,000	28,000
Pierre Guilbault	84,852	28,000
Brian Hilton	93,200	28,000
Richard L. Leza	104,000	30,500
Gary Meyers	62,000	28,000

(3)

As described above, we granted Messrs. Abdi, Bencuya, Guilbault, Hilton and Meyers an award of restricted stock units on October 1, 2013 following our 2013 Annual Meeting of Stockholders. The awards to each of these Non-Employee Directors consisted of 7,000 restricted stock units and had a grant-date fair value of $94,780. On the same date, we granted Mr. Leza 9,500 restricted stock units which had a grant-date fair value of $128,630.

Messrs. Abdi, Bencuya, Guilbault, Hilton, Leza and Meyers were granted stock options on October 1, 2013. The stock option grants to each of these Non-Employee Directors consisted of 10,000 shares and had a grant-date fair value of $38,133. On March 3, 2014, we granted to Mr. Leza 54,000 stock options, which had a grant-date fair value of $174,587, in recognition of exceptional contributions made and services expected to be rendered.

For these purposes, the “grant-date fair value” of an award is the fair value on the grant date determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements. See footnote (1) above for the assumptions and methodologies used to value these awards.

Director Stock Ownership Guidelines

In May 2007, the Board adopted the following stock ownership guidelines for its directors:

Director candidates who have agreed to stand for election by the stockholders or for appointment by the Board of Directors to fill a vacancy are asked to purchase a nominal number of shares of our Common Stock (at least 1,000 shares). The shares should normally be acquired as follows:

1.	In the case of appointment by the Board of Directors to fill a vacancy on the Board of Directors, either before or within 30 days following such appointment; or

2.

In the case where a new candidate is to stand for election by the stockholders, the Common Stock should be purchased upon nomination by the Board of Directors to stand for election by the stockholders.

Within three years of becoming a director, each director is expected to accumulate and thereafter continue to hold a minimum of 14,500 shares of our Common Stock. Restricted stock and shares issued upon distribution pursuant to restricted stock units are applied toward this goal. The shares must be held by the director as an individual or as part of a family trust. Shares subject to outstanding and unexercised options do not count for purposes of this stock ownership requirement.

It is intended that directors hold, through outright ownership and through equity award grants, a meaningful number of shares of our Common Stock and that the guidelines be flexible in appropriate circumstances in order to avoid foreclosing the appointment of viable candidates for the Board of Directors. We believe that each current director who has served on the Board for at least three years is in compliance with these ownership guidelines.

PROPOSAL 1

ELECTION OF DIRECTORS

The size of the Board of Directors is currently fixed at seven (7) directors, and the Board of Directors is presently composed of seven (7) members with no vacancies. The term of office for each of our directors expires at the Annual Meeting.

The Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has nominated Messrs. Behrooz Abdi, Izak Bencuya, Louis DiNardo, Pierre Guilbault, Brian Hilton, Richard L. Leza, and Gary Meyers for election to the Board at the Annual Meeting. Each of the nominees is a current director who was elected by our stockholders at the 2013 Annual Meeting of Stockholders. If elected at the Annual Meeting, each of the nominees will serve as a director for a term of one year expiring at the 2015 Annual Meeting of Stockholders, or until his successor is duly elected and qualified or until his earlier death, resignation or removal. Each individual nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve if elected. If each of the nominees above are elected at the Annual Meeting, the Board of Directors following the Annual Meeting will be comprised of seven (7) members with no vacancies.

There is no family relationship between any of our directors or executive officers and there are no arrangements or understandings between any of our directors and any other person pursuant to which such director was or is to be selected as a director (other than such arrangements or understandings with such directors acting solely in their capacities as such).

The following table sets forth certain information as of the Record Date concerning our current directors:

Name	Age	Director Since	Position with Exar	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Independence
Behrooz Abdi	53	2012	Director	X		X	Y
Izak Bencuya	60	2009	Director	X	C		Y
Louis DiNardo	54	2012	Chief Executive Officer and President, Director				N
Pierre Guilbault	60	2007	Director				N
Brian Hilton	71	2007	Director	C		X	Y
Richard L. Leza	67	2006	Chairman of Board		X	C	Y
Gary Meyers	49	2008	Director	X	X		Y

A brief description of the principal occupation, position and business experience, including other public company directorships, for at least the past five years of each of our current directors is set forth below (each of whom has been nominated for re-election to the Board). Each director’s biographical information includes a description of the primary experience, qualifications, attributes or skills that qualify the director to serve on the Company’s Board of Directors at this time.

Directors Standing for Re-election

BEHROOZ ABDI

Mr. Abdi became a director on September 26, 2012. Mr. Abdi has been providing executive leadership and funding to various early stage companies focused on clean energy technologies, semiconductors, mobile applications, and related services since December 2011. As of October 24, 2012, Mr. Abdi is Chief Executive Officer and President of InvenSense Inc., a publicly traded company providing MotionTracking™ devices for consumer electronics products. He currently serves as a director at Tabula Inc., a privately held company. From November 2009 to December 2011, Mr. Abdi served as Executive Vice President at NetLogic Microsystems Inc., a provider of high performance intelligent semiconductor solutions for next generation networks (acquired by Broadcom Corporation). From November 2007 to November 2009, Mr. Abdi was President and CEO at RMI Corporation, a software and support company. From March 2004 to November 2007, he was Senior Vice President and General Manager for Qualcomm Incorporated, a company providing 3G and next-generation mobile technologies. From July 1985 to December 2004, Mr. Abdi served in a number of executive management and engineering positions with Motorola Inc., a company providing integrated communications and embedded electronic solutions. He holds a B.S.E.E. from Montana State University and M.S.E.E. from Georgia Institute of Technology. Among other qualifications, Mr. Abdi brings extensive technological experience, knowledge and background in the clean energy technologies, semiconductor and mobile applications industries and related fields, to the Board of Directors.

IZAK BENCUYA

Izak Bencuya became a director of the Company in February 2009. Dr. Bencuya is an independent consultant on Energy and Power Management in Alternative Energy Applications. Dr. Bencuya was the Chief Executive Officer of Deeya Energy, a cleantech company dedicated to developing and manufacturing electrical energy storage systems, from June 2008 until April 2010. He worked for 13 years at National Semiconductor and then was the Executive Vice President of Fairchild Semiconductor and the General Manager of the Functional Power Products Group in San Jose, California until the end of 2007. Dr. Bencuya has over 25 years of power semiconductor industry experience. He began his career at Yale University where he researched ultra thin oxide MOS devices. Dr. Bencuya later worked at GTE Laboratories and Siliconix in various research and management roles to develop and market leading edge Power Devices, such as MOSFETs, IGBTs and SITs. He joined Fairchild Semiconductor in 1994 to start the Power Products business which grew to be a $950 million annual revenue business under his leadership providing Power Semiconductor solutions for all power supply applications in the computing, communications, industrial, consumer and automotive markets. Dr. Bencuya has a B.S. in Electrical Engineering from Bogazici University in Istanbul, Turkey and an M.S. and PhD in Engineering and Applied Science from Yale University. He is a member of the IEEE Electron Device Society. Dr. Bencuya holds 22 patents and has been published extensively in the electronics field. Among other qualifications, Dr. Bencuya brings extensive technological experience, knowledge and background in the semiconductor industry and related fields, to the Board of Directors.

LOUIS DINARDO

Louis DiNardo became a director of the Company in January 2012, when he became our Chief Executive Officer and President. In August 2013, Mr. DiNardo was elected to the board of directors of Quantum Corporation, where he currently serves as Chair of Quantum’s Corporate Governance and Nominating Committee. Prior to joining Exar, he was a Partner at Crosslink Capital, a stage-independent venture capital and growth equity firm based in San Francisco, which he joined in January of 2008 and focused on semiconductor and alternative energy technology investment in private companies. Mr. DiNardo was a partner at VantagePoint Venture Partners from January of 2007 through January of 2008. Mr. DiNardo was President and Chief Operating Officer at Intersil Corporation from January 2005 through October 2006. Prior to his promotion, Mr. DiNardo held the position of Executive Vice President of the Power Management Business at Intersil. He held the position of President and Chief Executive Officer, as well as Co-Chairman of the Board of Directors at Xicor Corporation, a public company, from 2000 until Intersil acquired the company in July of 2004. Mr. DiNardo spent thirteen years at Linear Technology where he was Vice President of Worldwide Marketing and General Manager of the Mixed-Signal Business Unit. He began his career in the semiconductor industry at Analog Devices Incorporated where he served for eight years in a variety of technical and management roles. Mr. DiNardo holds a B.A. from Ursinus College, 1981. Among other qualifications, Mr. DiNardo brings extensive experience as an executive and board member of technology companies, as well as his commitment and operational knowledge as our Chief Executive Officer and President, to the Board of Directors.

PIERRE GUILBAULT

Pierre Guilbault became a director of the Company upon the acquisition of Sipex Corporation (“Sipex”) by the Company in August 2007. Mr. Guilbault served as a member of Sipex’s board of directors from September 2006 to August 2007. He has been with Future Electronics Inc. (“Future”), the Company’s largest distributor and an affiliate of the Company’s largest stockholder, since October 2002 as Executive Vice President and Chief Financial Officer. Prior to joining Future, Mr. Guilbault was Executive Vice President and Chief Financial Officer of My Virtual Model, Motion International Inc. and Steinberg, Inc. Mr. Guilbault became a Chartered Accountant in 1981 and earned a bachelor’s degree in Business Administration from University of Quebec at Montreal. Among other qualifications, Mr. Guilbault brings extensive finance experience in both high-technology and other industries as well as related international business experience (in particular in Canada), including service as a public company chief financial officer, to the Board of Directors.

BRIAN HILTON

Brian Hilton became a director of the Company through the acquisition of Sipex by the Company in August 2007. Mr. Hilton served as a member of Sipex’s board of directors from July 2004 to August 2007 and as the Chairman of the board of directors of Sipex from October 2006 to August 2007. He has over 35 years of experience in the semiconductor industry. Mr. Hilton has been retired since 2002. From 1997 to 2002, Mr. Hilton was President of Avnet Electronics Marketing, a global electronics distributor. In this role, Mr. Hilton was responsible for building Avnet’s Asian business and expanding its presence in Europe, the Middle East and Africa. Prior to Avnet, Mr. Hilton spent 30 years at Motorola, Inc., reaching the position of Corporate Vice President and Director of Worldwide Sales and Marketing for Motorola Semiconductor Products Sector (“SPS”). From 1979 to 1981, Mr. Hilton served as Vice President Finance & Administration for Motorola SPS. From 1976 to 1978, Mr. Hilton served as the Vice President and Corporate Controller for Motorola Canada Limited. From 1969 to 1971, Mr. Hilton served as Division Controller for the Motorola Automotive Products Division. From 1964 to 1967, Mr. Hilton participated in the General Motors financial management program. Mr. Hilton currently serves as a director of Border States Electric. Mr. Hilton graduated with a BA from the University of Manitoba. Among other qualifications, Mr. Hilton brings extensive finance and accounting experience in both high-technology and other industries, in particular strong channel experience, to the Board of Directors.

RICHARD L. LEZA

Richard L. Leza became a director of the Company in October 2005 and was elected Chairman of the Board in September 2006. He was appointed as the acting Chief Executive Officer and President (Interim) of the Company in February 2007, and he served in that position until August 2007. In November 2011, Mr. Leza was appointed interim Chief Executive Officer and President and served in this capacity until January 2, 2012. Mr. Leza was the founder, Chairman and Chief Executive Officer of AI Research Corporation, an early stage venture capital firm specializing in the areas of business-to-business software, information technology, medical devices and medical analytical software applications. Mr. Leza served in such position, which was his principal occupation and employment, from 1988 to 2007. He was also the co-founder, past Chairman and past President of Hispanic-Net, a non-profit organization. From 1998 to 2001, Mr. Leza was the co-founder, Chairman and Chief Executive Officer of CastaLink, Inc., a provider of a web-based supply chain collaboration solution. From 1997 to 1999, Mr. Leza served as co-founder, Chairman and Chief Executive Officer of NucleoTech Corporation, an application software company focused on digital image-driven analytical DNA software solutions. From 1982 to 1988, he was co-founder, Chairman and Chief Executive Officer of RMC Group, Inc., which provided management and research services for public and private technology companies. Mr. Leza was a board member of the Stanford Graduate School of Business Advisory Council from 2001 to 2007 and is Emeriti Director of the New Mexico State University Foundation Board. Mr. Leza served as a director of AI Research Corporation from 1988 to 2008. Mr. Leza is now a member of the SEC Advisory Committee on Small and Emerging Companies. He is a three time member of Hispanic Business Magazine’s top 100 influential Hispanics in the United States. He is the author of various publications, writing on topics such as exporting, venture capital and developing business plans. Mr. Leza earned an MBA from the Stanford University Graduate School of Business and a B.S. in Civil Engineering from New Mexico State University. Among other qualifications, Mr. Leza brings financial expertise as well as a valuable and different perspective due to his broad technology background and experience in venture capital to the Board of Directors.

GARY MEYERS

Gary Meyers became a director of the Company in May 2008. In April 2012, Mr. Meyers became President and Chief Executive Officer, and member of the board of directors of FusionOps, a provider of cloud based supply chain analytics solutions. Mr. Meyers served as Vice President and General Manager, Synplicity Business Group of Synopsys, Inc., a leading supplier of EDA software from May 2008 through April 2010. From October 2004 until its acquisition by Synopsys in May 2008, Mr. Meyers served as President and Chief Executive Officer of Synplicity, Inc., a public company supplying EDA tools for the programmable logic market, and from January 2005 until its acquisition as a member of the board of directors of Synplicity. From August 2004 to October 2004, he served as Synplicity’s President and Chief Operating Officer, and from November 1999 to August 2004, Mr. Meyers served as Synplicity’s Vice President of Worldwide Sales. Mr. Meyers served on the board of directors of Oasys Design Systems, an Electronic Design Automation (EDA) firm from February 2011 through its acquisition by Mentor Graphics Corporation in January 2014. Mr. Meyers also served on the board of directors of Mentor Graphics Corporation from May 2011 to May 2012 and on the board of directors of SpiraTech Limited prior to its acquisition by Mentor Graphics Corporation. He also held a number of senior sales and marketing management positions at LSI Corporation, a semiconductor firm, from 1988 through 1997. Mr. Meyers has an MBA from UCLA, and he received his BSEE, Summa Cum Laude, from the University of Maryland. Among other qualifications, Mr. Meyers brings extensive experience in the semiconductor industry, in particular a strong systems level background, as well as executive leadership experience, to the Board of Directors.

Required Vote

The affirmative vote of the holders of a plurality of the shares present in person or represented by proxy at the Annual Meeting and voting is required for the election of each of the above nominees. The seven (7) nominees for election to the Board who receive the highest number of affirmative votes shall be elected as directors. You may not vote for more than seven (7) nominees, and the proxies solicited by this Proxy Statement may not be voted for more than seven (7) nominees. The election of directors is not a matter on which a broker or other nominee is empowered to vote and therefore there may be broker non-votes on Proposal 1; however, broker non-votes and withheld votes will have no effect on the outcome of the election of candidates for director.

Notwithstanding the foregoing, the Board of Directors has adopted a policy that, in an uncontested election, any nominee elected to the Board but not receiving the affirmative vote of at least a majority of the shares present in person or represented by proxy and voting at the Annual Meeting shall immediately submit his or her resignation to the Board. The Board will then accept or reject such resignation as it shall deem advisable and in the best interests of our stockholders.

Should any nominee(s) become unavailable to serve before the Annual Meeting, the proxies will be voted by the proxy holders for such other person(s) as may be designated by the Board of Directors or for such lesser number of nominees as may be prescribed by the Board of Directors. Votes cast for the election of any nominee who has become unavailable will be disregarded.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the election of the above nominees.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of BDO USA, LLP, independent registered public accounting firm for the Company, to provide audit services for the fiscal year ending March 29, 2015, and is asking the stockholders to ratify this appointment. In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Representatives of BDO USA, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to Principal Accountant

The following table shows the fees paid or accrued by us for audit and other services provided by BDO USA, LLP for fiscal year 2014. Since the Company engaged BDO USA, LLP in November 2012, the Company did not pay any fees to BDO USA, LLP in fiscal year 2012.

Description of Services	2013	2014

Audit Fees	$439,200	$591,600
Audit-Related Fees	$16,000	$118,206
Tax Fees	—	$30,800

Total	$455,200	$740,606

Audit Fees. Audit Fees relate to professional services rendered in connection with the audit of our annual financial statements and the audit of internal controls, quarterly review of financial statements included in our Quarterly Report on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings.

Audit-Related Fees. Audit-Related Fees include professional services reasonably related to the audit of our financial statements, including but not limited to due diligence services related to acquisitions.

Tax Fees. Tax Fees include professional services related to tax compliance, tax advice and tax planning, including but not limited to, the preparation of federal and state tax returns. The Company paid no tax fees to BDO USA, LLP in fiscal years 2013 and 2012.

All Other Fees. All Other Fees include professional services related to non-audit related consulting services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s charter requires that the Audit Committee pre-approve all audit and non-audit services provided to the Company by the independent auditors. All of the fiscal year 2014 Audit and Audit-Related fees were pre-approved by the Audit Committee of the Company’s Board of Directors.

Required Vote

The affirmative vote of a majority of the shares present in person or represented by proxy and voting on the matter is required to ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of BDO USA, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending March 29, 2015.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of the Named Executive Officers as disclosed in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

As described more fully in the Compensation Discussion and Analysis beginning on page 31 of this proxy statement, the objectives of our executive compensation program are to allow us to recruit and retain superior talent, to create a direct relationship between executive compensation and performance, and to create proper incentives to enhance the value of the Company and reward superior performance.

In furtherance of these objectives, the Company’s executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces stockholder interests by linking the compensation we pay to our executives directly to our performance. These features include the following:

●

Under the executive compensation arrangements approved for Mr. DiNardo, approximately 84.9% of his target total direct compensation for fiscal year 2014 is performance-based and/or linked to the value of the Company’s stock price (based on the equity awards granted to him during fiscal year 2014 under an amendment to his employment agreement and his target annual incentive for fiscal year 2014). As used in this proxy statement, the term “total direct compensation” means the aggregate amount of an executive’s base salary, target annual incentive awards, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in the Company’s financial reporting

●

The equity awards granted to Mr. DiNardo during fiscal year 2014 under an amendment to his employment agreement included stock options and restricted stock units. The options have value only if the Company’s stock price increases during the vesting period, and a portion of these options are subject to performance-based vesting requirements and will vest only if the Company’s stock price achieves specified levels during fiscal year 2017. Mr. DiNardo’s restricted stock units are scheduled to vest in two installments at the end of fiscal years 2016 and 2017.

●

During fiscal year 2014, the Company also entered into a new employment agreement with Mr. Benton that includes a four-year term and provides for the grant a stock option with a four-year vesting schedule and an award of performance-based restricted stock units that vest only if specified financial goals for fiscal years 2014, 2015 and 2016 are achieved.

●

The long-term incentive equity awards granted to the other Named Executive Officers in fiscal year 2014 consisted of stock options which are subject to multi-year vesting schedules and have value only if the Company’s stock price increases over the vesting period and awards of restricted stock units that are subject to multi-year vesting schedules which provide an additional retention incentive. Certain of these awards also include performance-based vesting requirements linked to the long-term growth and development of the Company. These equity awards are intended to further align the interests of the Company’s executives with those of stockholders.

●

Annual incentive awards for executives are subject to achievement of specific short-term goals deemed important to our long-term growth and success. These awards are determined based on multiple financial goals, and no incentives are paid unless the Company achieves specific threshold levels of performance. The performance goals established under the program are intended to be challenging, and consistent with our pay-for-performance philosophy, until fiscal year 2013 no amounts had been paid to the Company’s executives under the program since fiscal year 2008. No amounts were paid under the program for fiscal year 2014.

●

Annual incentive awards are also generally granted in the form of restricted stock units, rather than cash bonuses, and thus further link the interest of executives with those of stockholders as the value of the bonus opportunity fluctuates with the Company’s stock price over the corresponding year. The awards (if payable) are subject to maximum payout amounts.

Our executive compensation program has been carefully designed to support our long-term business strategies and drive creation of stockholder value. We believe that it is aligned with the competitive market for talent, very sensitive to Company performance and structured to provide long-term incentives to maintain and improve the Company’s long-term profitability. We believe the program delivers reasonable pay which is strongly linked to Company performance over time and compares favorably with the compensation programs of our peer companies.

Given the information provided above and elsewhere in this proxy statement and in accordance with the requirements of Section 14A of the Securities Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related SEC rules and regulations, the Board of Directors asks you to approve the following resolution:

“RESOLVED, that the Company’s stockholders approve the compensation of the Company’s Named Executive Officers described in the proxy statement under the section titled “Executive Compensation”, including the Compensation Discussion and Analysis, compensation tables and other narrative executive compensation disclosures therein, required by Item 402 of Regulation S-K.”

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2015 Annual Meeting of Stockholders.

Required Vote

The say-on-pay proposal will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and voting on the matter.

As an advisory vote, this proposal is non-binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the approval of the compensation of our named executive officers disclosed in this proxy statement under the section titled “Executive Compensation,” including the compensation tables and other narrative executive compensation disclosures therein, required by Item 402 of SEC Regulation S-K.

PROPOSAL 4

VOTE TO APPROVE THE 2014 EQUITY INCENTIVE PLAN

General

At the Annual Meeting, stockholders will be asked to approve the Exar Corporation 2014 Equity Incentive Plan (the “2014 Plan”), which was adopted, subject to stockholder approval, by the Board of Directors on June 26, 2014.

The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the proposed 2014 Plan are an important attraction, retention and motivation tool for participants in the plan.

The Company currently maintains the Exar Corporation 2006 Equity Incentive Plan (the “2006 Plan”) and the Sipex Corporation 2006 Equity Incentive Plan (the “Sipex 2006 Plan”). As of June 30, 2014, a total of 6,555,492 shares of the Company’s common stock were then subject to outstanding awards granted under the 2006 Plan and the Sipex 2006 Plan, and an additional 669,008 shares of the Company’s common stock were then available for new award grants under the 2006 Plan. The Company does not maintain any other equity incentive plans under which new grants can be made. The Company’s outstanding options generally may not be transferred to third parties for value and do not include dividend equivalent rights.

The Board of Directors approved the 2014 Plan based, in part, on a belief that the number of shares currently available under the 2006 Plan and the Sipex 2006 Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives. If stockholders approve the 2014 Plan, no new awards will be granted under these plans after the Annual Meeting, and a total of 5,170,000 shares of the Company’s common stock shares will initially be available for award grants under the 2014 Plan. In addition, if stockholders approve the 2014 Plan, any shares of common stock subject to outstanding awards under the 2006 Plan or the Sipex 2006 Plan that expire, are cancelled, or otherwise terminate after the Annual Meeting will also be available for award grant purposes under the 2014 Plan.

For additional information on our past grants under our equity incentive plans and the potential dilutive impact of the proposed 2014 Plan, please see the “Specific Benefits” section below.

If stockholders do not approve the 2014 Plan, the Company will continue to have the authority to grant awards under the 2006 Plan and the Sipex 2006 Plan, subject to the limitations of such plans. If stockholders approve the 2014 Plan, the termination of our grant authority under the 2006 Plan and the Sipex 2006 Plan will not affect awards then outstanding under those plans.

Burn Rate Commitment

If stockholders approve the 2014 Plan, the Company commits that equity-based awards granted by the Company over the next three fiscal years (i.e., its 2015, 2016 and 2017 fiscal years) will be structured such that the Company’s average annual burn rate with respect to such grants will not exceed 6.72% over this three-year period. For this purpose, the “burn rate” for any one particular fiscal year means the total number of shares of Company common stock issuable upon exercise or payment, as the case may be, of the equity-based awards granted by the Company in that fiscal year divided by the Company’s weighted average total number of shares of common stock issued and outstanding during that particular fiscal year. In calculating the burn rate, shares issuable upon exercise or payment, as the case may be, of equity-based awards other than options and stock appreciation rights will be counted as 2.5 shares for each share actually issuable in respect of the award (as opposed to the 2.0 multiplier provided in the 2014 Plan as described below). Shares issued in respect of equity-based awards that are initially granted by other entities and that are assumed or substituted for by the Company in connection with mergers and acquisitions will not be counted for purposes of calculating the burn rate.

Summary Description of the 2014 Equity Incentive Plan

The principal terms of the 2014 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2014 Plan, which appears as Exhibit A to this Proxy Statement.

Purpose. The purpose of the 2014 Plan is to promote the success of the Company and the interests of our stockholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance of the Company. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration. Our Board of Directors or one or more committees appointed by our Board of Directors will administer the 2014 Plan. Our Board of Directors has delegated general administrative authority for the 2014 Plan to the Compensation Committee. A committee may delegate some or all of its authority with respect to the 2014 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company. (The appropriate acting body, be it the Board of Directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2014 Plan with respect to award grants including, without limitation, the authority:

●	to select participants and determine the type(s) of award(s) that they are to receive;

●	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

●	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

●	to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

●	subject to the other provisions of the 2014 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

●

to allow the purchase price of an award or shares of the Company’s common stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law.

No Repricing. In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility. Persons eligible to receive awards under the 2014 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Currently, approximately 300 officers and employees of the Company and its subsidiaries (including all of the Company’s named executive officers), and each of the Company’s six Non-Employee Directors, are considered eligible under the 2014 Plan.

Authorized Shares; Limits on Awards. The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2014 Plan equals the sum of: (1) 5,170,000 shares, plus (2) the number of any shares subject to stock options granted under the 2006 Plan and the Sipex 2006 Plan and outstanding as of the date of the Annual Meeting which expire, or for any reason are cancelled or terminated, after the date of the Annual Meeting without being exercised, plus (3) the number of any shares subject to restricted stock and restricted stock unit awards granted under the 2006 Plan and the Sipex 2006 Plan that are outstanding and unvested as of the date of the Annual Meeting which are forfeited, terminated, cancelled, or otherwise reacquired after the date of the Annual Meeting without having become vested. As of June 30, 2014, approximately 6,555,492 shares were subject to awards then outstanding under the 2006 Plan and the Sipex 2006 Plan. As noted above, no additional awards will be granted under the 2006 Plan or the Sipex 2006 Plan if stockholders approve the 2014 Plan.

Shares issued in respect of any “full-value award” granted under the 2014 Plan will be counted against the share limit described in the preceding paragraph as 2.0 shares for every one share actually issued in connection with the award. For example, if the Company granted 100 shares of its common stock under the 2014 Plan, 200 shares would be charged against the share limit with respect to that award. For this purpose, a “full-value award” generally means any award granted under the 2014 Plan other than a stock option or stock appreciation right.

The following other limits are also contained in the 2014 Plan:

●	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 5,170,000 shares.

●	The maximum number of shares subject to those options and stock appreciation rights that are granted during any calendar year to any individual under the plan is 500,000 shares.

●

“Performance-Based Awards” under Section 5.2 of the 2014 Plan granted to a participant in any one calendar year will not provide for payment of more than (1) in the case of awards payable only in cash and not related to shares, $4,000,000, and (2) in the case of awards related to shares (and in addition to options and stock appreciation rights which are subject to the limit referred to above), 500,000 shares (counting such shares on a one-for-one basis for this purpose).

Except as described in the next sentence, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2014 Plan will again be available for subsequent awards under the 2014 Plan. Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of a stock option or stock appreciation right granted under the 2014 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any stock option or stock appreciation right, will not be available for subsequent awards under the 2014 Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any full-value award granted under the 2014 Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any full-value award granted under the 2014 Plan, will be available for subsequent awards under the 2014 Plan (with any such shares becoming available for subsequent awards taking into account the premium share-counting rule discussed above for full-value awards). To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2014 Plan. In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2014 Plan. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 100 shares shall be counted against the share limits of the plan.) To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.) In addition, the 2014 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2014 Plan. The Company may not increase the applicable share limits of the 2014 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards. The 2014 Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as cash bonus awards. The 2014 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2014 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2014 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of share of the Company’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

The other types of awards that may be granted under the 2014 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units, dividend equivalents, or similar rights to purchase or acquire shares, and cash awards.

Performance-Based Awards. The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the U.S. Internal Revenue Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 2014 Plan (including options and stock appreciation rights which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, other rights, or cash bonus opportunities.

The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the U.S. Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Administrator may use for this purpose will include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), stock price, total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. The performance measurement period with respect to an award may range from three months to ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other items specified by the Administrator at the time of establishing the targets.

Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above). Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits. In any case, there can be no assurance that the compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible.

Dividend Equivalents; Deferrals.  The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals.  The Administrator may provide that awards under the 2014 Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of Common Stock, provided that as to any dividend equivalent rights granted in connection with an award granted under the 2014 Plan that is subject to performance-based vesting requirements, no dividend equivalent payment will be made unless the related performance-based vesting conditions of the award are satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related performance-based vesting conditions are not satisfied).

Assumption and Termination of Awards. Generally, and subject to limited exceptions set forth in the 2014 Plan, if the Company dissolves or undergoes certain corporate transactions such as a merger, business combination, or other reorganization, or a sale of substantially all of its assets, all awards then-outstanding under the 2014 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the Administrator provides for the assumption, substitution or other continuation of the award. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2014 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Transfer Restrictions. Subject to certain exceptions contained in Section 5.7 of the 2014 Plan, awards under the 2014 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2014 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority. Except as expressly provided with respect to the termination of the authority to grant new awards under the 2006 Plan if stockholders approve the 2014 Plan, the 2014 Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Termination of or Changes to the 2014 Plan. The Board of Directors may amend or terminate the 2014 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the U.S. Internal Revenue Code to preserve the intended tax consequences of the plan. For example, stockholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2014 Plan. (Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring stockholder approval.) Unless terminated earlier by the Board of Directors, the authority to grant new awards under the 2014 Plan will terminate on June 25, 2024. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Federal Income Tax Consequences of Awards under the 2014 Plan

The U.S. federal income tax consequences of the 2014 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2014 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2014 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2014 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by the company in certain circumstances.

Specific Benefits

The Company has not approved any awards that are conditioned on stockholder approval of the 2014 Plan proposal. Other than the annual grants to Non-Employee Directors described below, the Company is not currently considering any specific award grants under the 2014 Plan. If the proposed 2014 Plan had been in effect during fiscal 2014, the Company expects that its award grants for fiscal 2014 would not have been different from those actually made in that year under the 2006 Plan and the Sipex 2006 Plan. For information regarding stock-based awards granted to the Company’s named executive officers during fiscal 2014, see the material under the heading “Executive Compensation Matters” below.

As described under the “Summary of Non-Employee Director Compensation” section above, the Company’s current practice is to grant Non-Employee Directors continuing in office following our annual meeting of stockholders each year an option to purchase 10,000 shares of the Company’s common stock and a restricted stock unit award that covers 7,000 shares of the Company’s common stock (plus an additional grant of 2,500 restricted stock units to the Chair of the Board of Directors). Over the proposed 10-year term of the 2014 Plan (2014 through 2023, if stockholders approve this proposal), the number of shares that would be allocated to the Company’s six Non-Employee Directors as a group under our current policy would be 600,000 shares subject to stock options and 420,000 shares subject to restricted stock unit awards (plus an additional 25,000 shares subject to restricted stock unit awards granted to the Chair of the Board). The actual number of shares that we may issue depends on, among other future variables, the number of our Non-Employee Directors and whether the Board makes any changes to our Non-Employee Director compensation program in the future.

The following paragraphs include additional information to help you assess the potential dilutive impact of the Company’s equity awards and the 2014 Plan.

The following table shows the total number of shares of the Company’s common stock that were subject to outstanding restricted stock unit awards granted under the 2006 Plan, that were subject to outstanding stock options granted under the 2006 Plan, and that were then available for new award grants under the 2006 Plan as of March 30, 2014 and as of June 30, 2014. (In this 2014 Plan proposal, except as expressly noted with respect to the Company’s “burn rate,” the number of shares of the Company’s common stock subject to restricted stock unit awards granted during any particular period or outstanding on any particular date is presented based on the actual number of shares of the Company’s common stock covered by those awards and before applying the provisions of the 2006 Plan for counting these awards against that plan’s share limit as two shares for every share actually issued pursuant to the award. The share numbers presented in this proposal do not include shares that employees may purchase pursuant to the Company’s 1998 Employee Stock Purchase Plan.)

	As of March 30, 2014	As of June 30, 2014

Shares subject to outstanding restricted stock unit awards (excluding performance-based vesting awards)	805,460	715,794

Shares subject to outstanding performance-based vesting restricted stock unit awards	371,666	405,165

Shares subject to outstanding stock options	5,486,393	5,118,008

Shares available for new award grants	1,193,172	669,008

As of March 30, 2014, a total of 8,390,974 shares of the Company’s common stock were subject to all outstanding awards granted under the Company’s stock incentive plans, including outstanding awards assumed by the Company in connection with acquisitions, of which 805,460 shares were then subject to outstanding restricted stock unit awards (excluding performance-based vesting awards), 371,666 shares were subject to outstanding performance-based vesting restricted stock unit awards, and 7,213,848 shares were then subject to outstanding stock options.

As of June 30, 2014, a total of 7,882,516 shares of the Company’s common stock were subject to all outstanding awards granted under the Company’s stock incentive plans, including outstanding awards assumed by the Company in connection with acquisitions, of which 715,794 shares were then subject to outstanding restricted stock unit awards (excluding performance-based vesting awards), 405,165 shares were subject to outstanding performance-based vesting restricted stock unit awards, and 6,761,557 shares were then subject to outstanding stock options.

The weighted-average number of shares of the Company’s common stock issued and outstanding in each of the last three fiscal years is 44,796,304 shares issued and outstanding in fiscal 2012; 45,809,182 shares issued and outstanding in fiscal 2013; and 47,290,981 shares issued and outstanding in fiscal 2014. The number of shares of the Company’s common stock issued and outstanding as of March 30, 2014 and June 30, 2014 was 47,336,005 shares and 47,278,973 shares, respectively. The closing market price for a share of the Company’s common stock as of June 30, 2014 was $11.30 per share.

The total number of shares of the Company’s common stock subject to awards that the Company granted under its stock incentive plans over the last three fiscal years, and to date (as of June 30, 2014) for fiscal 2015, are as follows:

●

3,488,445 shares in fiscal 2012 (which was 7.8% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal 2012), of which 142,500 shares were then subject to outstanding restricted stock unit awards (excluding performance-based vesting awards), 245,000 shares were subject to outstanding performance-based vesting restricted stock unit awards, and 3,100,595 shares were then subject to outstanding stock options;

●

2,842,487 shares in fiscal 2013 (which was 6.2% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal 2013), of which 243,100 shares were then subject to outstanding restricted stock unit awards (excluding performance-based vesting awards), 59,377 shares were subject to outstanding performance-based vesting restricted stock unit awards, and 2,540,010 shares were then subject to outstanding stock options;

●

3,548,272 shares in fiscal 2014 (which was 7.5% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal 2014), of which 577,500 shares were then subject to outstanding restricted stock unit awards (excluding performance-based vesting awards), 488,122 shares were subject to outstanding performance-based vesting restricted stock unit awards, and 2,482,650 shares were then subject to outstanding stock options; and

●

89,263 shares in fiscal 2015 through June 30, 2014 (which was 0.2% of the number of shares of the Company’s common stock issued and outstanding as of June 30, 2014), of which 41,063 shares were then subject to outstanding restricted stock unit awards (excluding performance-based vesting awards), 2,500 shares were subject to outstanding performance-based vesting restricted stock unit awards, and 45,700 shares were then subject to outstanding stock options.

The 5,170,000 shares that will be authorized, if the 2014 Plan is approved, represent approximately 9.86% of the aggregate number of shares of the Company’s common stock issued and outstanding as of June 30, 2014 and the shares that will be available under the 2014 Plan. The Compensation Committee anticipates that these shares will provide the Company, assuming usual levels of shares become available for new awards as a result of forfeitures of outstanding awards, with flexibility to provide for payment in stock of any awards that vest as well as to continue to grant equity awards under the 2014 Plan through approximately the end of fiscal year 2017. However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares that are subject to the Company’s award grants in any one year or from year-to-year may change based on any number of variables, including, without limitation, the value of the Company’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, and whether and the extent to which vesting conditions applicable to equity-based awards are satisfied. In addition, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards the Company grants and how the Company chooses to balance total compensation between cash and equity-based awards are all relative and subject to change.

Vote Required for Approval of the 2014 Equity Incentive Plan

The Board of Directors believes that the adoption of the 2014 Plan will promote the interests of the Company and its stockholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.

All members of the Board of Directors and all of the Company’s executive officers are eligible for awards under the 2014 Plan and thus have a personal interest in the approval of the 2014 Plan.

Approval of the 2014 Plan requires the affirmative vote of a majority of the common stock present, or represented, and entitled to vote at the Annual Meeting. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with such proposals, and therefore broker non-votes and abstentions have no effect on determining whether the affirmative vote constituted a majority of the shares present in person or represented by proxy and voting on such matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE 2014 EQUITY INCENTIVE PLAN AS DESCRIBED ABOVE AND SET FORTH IN EXHIBIT A HERETO.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the Board of Directors recommends. Discretionary authority with respect to such other matters is granted by the execution of a proxy.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of March 30, 2014, concerning shares of our Common Stock authorized for issuance under all of the Company’s equity compensation plans. We maintain the following equity compensation plans: the Exar Corporation 1998 Employee Stock Participation Plan (the “ESPP”), and the 2006 Plan. Each of these plans has been approved by the Company’s stockholders. In addition, pursuant to its merger with Sipex Corporation, the Company assumed the following plans: the Sipex Corporation 1997 Stock Option Plan (the “Sipex 1997 Plan”), the Sipex Corporation 1999 Stock Plan (the “Sipex 1999 Plan”), the Sipex Corporation 2000 Non-Qualified Stock Option Plan (the “Sipex 2000 Plan”), the Sipex Corporation Amended and Restated 2002 Nonstatutory Stock Option Plan (the “Sipex 2002 Plan”) and the Sipex 2006 Plan. Other than the Sipex 2000 Plan and the Sipex 2002 Plan, each of these plans was approved by the stockholders of Sipex Corporation.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	7,071,670	(1)	$9.51	(2)	2,575,565	(3)
Equity compensation plans not approved by stockholders	1,276,282	(4)	$6.54		—
Total	8,347,952		$8.98		2,575,565

(1)

Of these shares, 5,486,393 were subject to stock options granted under the 2006 Plan, 16,001 were subject to stock options granted under the Sipex 1999 Plan, and 392,150 were subject to stock options granted under the Sipex 2006 Plan. In addition, this number includes 1,177,126 shares that were subject to outstanding stock unit awards granted under the 2006 Plan. This number and the number reflected in column (b) do not include 3,786 shares that were subject to stock options assumed by the Company that were outstanding under the Sipex 1997 Plan or that were subject to grants not made under a plan at the time of our acquisition of Sipex Corporation (such assumed options having a weighted average exercise price per share of $13.93).

(2)	This amount does not reflect the outstanding restricted stock unit awards granted under the 2006 Plan.

(3)

This number of shares is presented after giving effect to the 19,043 shares purchased under the ESPP for the purchase period that ended March 30, 2014. Of these shares, 1,193,172 were available for award grants under the 2006 Plan, 1,372,290 were available for issuance under the ESPP, and 10,103 were available for award grants under the Sipex 2006 Plan. The shares available for awards under these plans are, subject to certain other limits under the applicable plan, generally available for any type of award authorized under that plan, including stock options, and, other than as to the ESPP, stock appreciation rights, restricted stock awards, stock bonuses and other stock-based awards. No new awards will be granted under the 2006 Plan or the Sipex 2006 Plan if stockholders approve the 2014 Plan.

(4)

Of these shares, 12,430 were subject to stock options granted under the Sipex 2000 Plan, and 63,852 were subject to stock options granted under the Sipex 2002 Plan. In addition, 1,200,000 of these shares were subject to stock options granted to Mr. DiNardo in connection with his commencing employment with the Company. These options were not granted under any of the Company’s equity incentive plans.

Equity Compensation Plans Not Approved by Stockholders

Sipex 2000 Plan and Sipex 2002 Plan. The Sipex 2000 Plan was adopted by the Sipex board of directors on October 31, 2000, and the Sipex 2002 Plan was adopted by the Sipex board of directors on September 21, 2001. Pursuant to the merger, we assumed the options that were outstanding under these plans at the time of the merger and have the authority to make grants under these plans after the merger. Under the terms of these plans and as provided under the applicable listing exchange rules, our Board of Directors or the Compensation Committee may grant nonqualified stock options to individuals employed by Sipex or its subsidiaries on or after the merger date and other eligible persons not employed by us or our subsidiaries at the time of the merger. Our Board of Directors or the Compensation Committee determines the purchase price for any shares of our Common Stock subject to an option granted under these plans, the vesting schedule (if any) applicable to each grant, the term of each grant, and the other terms and conditions of each grant, in each case subject to the limitations of the applicable plan. Generally, options granted under these plans may not be for a term of more than ten years and, subject to limited exceptions, the exercise price of those options may not be less than the fair market value of the stock subject to the award at the time of the grant.

The Sipex 2000 Plan provides that vested options may generally be exercised for (a) three months after termination of service other than as a result of death or disability, or (b) 180 days after termination of service as a result of death or disability. The Sipex 2002 Plan provides that vested options may generally be exercised for (a) three months after termination of service other than due to death or disability, or (b) six months after termination of service as a result of disability or death. Each of these plans permits options to be exercised with cash, other shares of our Common Stock, or any other form of legal consideration acceptable to our Board of Directors or Committee. Our Board of Directors or Committee has the authority to accelerate the vesting of any option under these plans. In the event of a consolidation, merger, or asset sale, the board of directors of any entity assuming these plans shall, as to any outstanding options, either (i) make appropriate provision for the continuation of such options, (ii) provide that such options must be exercised within a specified period time, at the conclusion of which any unexercised options will terminate, or (iii) terminate all options in exchange for a cash payment.

Inducement Option Grant to Mr. DiNardo. In January 2012, Mr. DiNardo was granted an option to purchase 1,200,000 shares of the Company’s common stock. The grant was made as an inducement to Mr. DiNardo to accept employment with the Company and was not made under any of the Company’s stock incentive plans. The vesting terms of Mr. DiNardo’s option grant are described below in the notes to the “Outstanding Equity Awards at Fiscal Year 2014 Year-End” table, and the other terms of Mr. DiNardo’s option are generally the same as those of other options granted under the 2006 Plan.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of July 21, 2014:

●	each stockholder who is known by the Company to own beneficially more than 5% of our Common Stock;

●	each of our Named Executive Officers;

●	each of our directors; and

●	all of our directors and executive officers as a group.

Unless otherwise indicated, to the Company’s knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 47,291,239 shares of Common Stock outstanding as of July 21, 2014. In computing the number and percentage of shares beneficially owned by a particular person, shares of Common Stock subject to options currently exercisable or exercisable within sixty (60) days after July 21, 2014 and restricted stock units for shares of Common Stock which are scheduled to vest and be distributed within sixty (60) days after July 21, 2014 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each person listed in the table below is c/o Exar Corporation, 48720 Kato Road, Fremont, California 94538.

	Beneficial Ownership(1)

Beneficial Owner	Number of Shares	Percent of Total
Alonim Investments Inc.(2) 1501 McGill College Avenue, 26th Floor, Montreal, Quebec, H3A 3N9	7,591,607	16.05%
Soros Fund Management, LLC(3) 888 Seventh Avenue, 33rd Floor, New York, NY 10106	4,719,395	9.98%
BlackRock, Inc.(4) 40 East 52nd Street, New York, NY 10022	3,872,657	8.19%
Dimensional Fund Advisors LP(5) 1299 Ocean Avenue, Santa Monica, CA 90401	3,326,697	7.03%
Royce and Associates, LLC.(6) 745 Fifth Avenue New York, NY 10151	2,619,562	5.54%
Behrooz Abdi(7)	23,540	*
Izak Bencuya(8)	75,000	*
Louis DiNardo(9)	819,274	1.70%
Pierre Guilbault(10)	51,852	*
Brian Hilton(11)	72,687	*
Richard L. Leza(12)	138,000	*
Gary Meyers(13)	81,625	*
Ryan Benton(14)	70,262	*
Parviz Ghaffaripour(15)	70,348	*
Gary Ross(16)	—	*
Todd Smathers(17)	131,014	*
All current directors and executive officers as a group (16 persons)(18)	2,107,266	4.30%

*	Represents beneficial ownership of less than one percent of the Common Stock.

(1)	This table is based on information supplied by the executive officers, directors, and principal stockholders and on Schedules 13D, 13G and 13G/A filed with the SEC.

(2)

Based on a Schedule 13D filed with the SEC on September 4, 2007, Alonim Investments Inc. (“Alonim”) owned beneficially and of record, as of August 25, 2007, 7,591,607 shares of Common Stock through its wholly owned affiliate, Rodfre Holdings LLC. Each of Alonim, Robmilco Holdings Ltd. (“Robmilco”) and Robert G. Miller reported sole voting power and sole dispositive power with respect to such shares. As of August 25, 2007, Robmilco, a shareholder of Alonim, had no direct beneficial ownership and its only indirect beneficial ownership is as reported by Alonim; Robert G. Miller is the majority shareholder of Robmilco. Robert G. Miller, the sole director and president of Alonim, may be deemed to share the power to vote or direct the voting of and to dispose or direct the disposition of such shares as a result of his management position with Alonim. Alonim and its affiliates disclaim beneficial ownership of 150,277 shares held by Joie Investment Holding LLC (“Joie”). Rodney H. Miller, one of the beneficiaries of a trust that is a shareholder of Alonim, and MJM Publicity Ltd. beneficially own, respectively, 77.77% and 22.227% of the voting stock of the parent company of Joie. Rodney H. Miller shares with MJM Publicity Ltd. the power to vote and to dispose of the 150,277 shares of Common Stock held through Joie. In addition, Alonim and its affiliates disclaim beneficial ownership of 67,852 shares subject to outstanding options and restricted stock units granted to Pierre Guilbault, which were exercisable on July 10, 2011, or within 60 days after that date. Mr. Guilbault is an executive officer of Future Electronics Inc., an affiliate of Alonim. The address provided in the filing for Robmilco is the same as the address provided in the filing for Alonim and such address is noted in the table above. The residential address provided in the filing for Robert G. Miller is 78 Summit Crescent, in Montreal (Westmount), Quebec, Canada.

(3)

Based on a Schedule 13G/A filed with the SEC on February 14, 2014 Soros Fund Management LLC (“SFM LLC”) reported sole voting power and sole dispositive power with respect 4,964,428 shares of Common Stock. Subsequent to the filing of the Schedule 13G/A Form 4’s were filed to record sales of shares. Based on Form 4 filed on June 5, 2014, the number of shares owned is 4,719,315.

(4)	Based on a Schedule 13G/A filed with the SEC on January 29, 2014, BlackRock, Inc. (“BlackRock”) reported sole voting power and sole dispositive power with respect to 3,789,213 shares of Common Stock.

(5)

Based on a Schedule 13G/A filed with the SEC on February 10, 2014, Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”) reported sole voting power with respect to 3,326,697 shares of Common Stock and sole dispositive power with respect to 3,379,455 shares of Common Stock.

(6)

Based on a Schedule 13G/A filed with the SEC on January 9, 2014, Royce and Associates, LLC. (“Royce”) reported sole voting power and sole dispositive power with respect to 2,619,562 shares of Common Stock.

(7)

Includes 10,000 shares subject to outstanding options granted Mr. Abdi, which were exercisable on July 21, 2013, or within 60 days after that date. Includes 7,000 restricted stock units which vest on July 21, 2014, or within 60 days after that date.

(8)

Includes 44,000 shares subject to outstanding options granted to Dr. Bencuya, which were exercisable on July 21, 2014, or within 60 days after that date. Includes 7,000 restricted stock units which vest on July 21, 2014, or within 60 days after that date.

(9)	Includes 720,000 shares subject to outstanding options granted to Mr. DiNardo, which were exercisable on July 21, 2014, or within 60 days after that date.

(10)

Includes 30,852 shares subject to outstanding options granted to Mr. Guilbault, which were exercisable on July 21, 2014, or within 60 days after that date. Includes 7,000 restricted stock units which vest on July 21, 2014, or within 60 days after that date. Mr. Guilbault is an executive officer of Future Electronics Inc., an affiliate of Alonim Investments Inc., and therefore may be deemed to beneficially own the shares listed in the table for Alonim Investments Inc. Mr. Guilbault disclaims beneficial ownership of those shares and of the 150,277 shares owned by Joie Investment Holding LLC described in footnote (2) above.

(11)

Includes 31,687 shares subject to outstanding options granted to Mr. Hilton, which were exercisable on July 21, 2014, or within 60 days after that date. Includes 7,000 restricted stock units which vest on July 21, 2014, or within 60 days after that date.

(12)

Includes 74,000 shares subject to outstanding options granted to Mr. Leza, which were exercisable on July 21, 2014, or within 60 days after that date. Includes 9,500 restricted stock units which vest on July 21, 2014, or within 60 days after that date.

(13)

Includes 32,000 shares subject to outstanding options granted to Mr. Meyers, which were exercisable on July 21, 2014, or within 60 days after that date. Includes 7,000 restricted stock units which vest on July 21, 2014, or within 60 days after that date.

(14)	Includes 50,000 shares subject to outstanding options granted to Mr. Benton, which were exercisable on July 21, 2014, or within 60 days after that date.

(15)	Includes 62,500 shares subject to outstanding options granted to Mr. Ghaffaripour, which were exercisable on July 21, 2014, or within 60 days after that date.

(16)	Includes 0 shares subject to outstanding options granted to Mr. Ross, which were exercisable on July 21, 2014, or within 60 days after that date.

(17)	Includes 100,000 shares subject to outstanding options granted to Mr. Smathers, which were exercisable on July 21, 2014, or within 60 days after that date.

(18)

Includes 1,561,215 shares subject to outstanding options exercisable on July 21, 2014, or within 60 days after that date, and 52,833 restricted stock units which vest on July 21, 2014, or within 60 days after that date, including those identified in footnotes (7), (8), (9), (10), (11), (12), (13), (14), (15), and (17) above.

EXECUTIVE OFFICERS

Our executive officers and their ages as of July 25, 2014, are as follows:

Name	Age	Position
Louis DiNardo	54	President, Chief Executive Officer and Director
Steve Bakos	47	Senior Vice President, Worldwide Sales and Marketing
Robert K. Beachler	50	Vice President, Corporate Marketing and Business Development
Ryan A. Benton	43	Senior Vice President and Chief Financial Officer
Parviz Ghaffaripour	51	Senior Vice President and General Manager, Component Products
Diane Hill	58	Vice President, Human Resources
Craig Lytle	50	Senior Vice President, Systems Solution Products
Thomas R. Melendrez	60	General Counsel, Secretary and Senior Vice President
Todd Smathers	65	Senior Vice President, Worldwide Operations

Certain information regarding the Company’s current executive officers is set forth below.

LOUIS DINARDO

Please see information regarding Mr. DiNardo under Proposal 1 above.

STEVE BAKOS

Steve Bakos was appointed Senior Vice President, Worldwide Sales and Marketing in July of 2012. Mr. Bakos has nearly 25 years of experience in analog and mixed signal sales and marketing, including over 10 years of executive management experience. Mr. Bakos began his sales career at National Semiconductor. Mr. Bakos spent the next 11 years at Linear Technology where he held various sales and marketing management positions. In 2002, he joined Xicor as Vice President of Worldwide Sales until the company was acquired by Intersil in July of 2004. At Intersil, he was appointed Vice President of Sales for the Americas and Global Distribution 2004 until 2006. Mr. Bakos served as Senior Vice President of Marketing and Sales for Active-Semi from 2008 to 2010 and Vice President of Sales with SiTime from 2010 to 2011. Prior to joining Exar, Mr. Bakos served as Vice President of Worldwide Sales at Conexant Systems from 2011 to 2012. Mr. Bakos holds a Bachelor of Science in Engineering from Cornell University, Ithaca, NY.

ROBERT K. BEACHLER

Robert K. Beachler was appointed Vice President, Corporate Marketing and Business Development in April 2014. He was appointed as Vice President of Marketing and Systems Design of Processor Products in January 2014 following the Stretch Inc. acquisition. A long-time veteran of the semiconductor industry, he has broad experience across all facets of marketing and corporate business development disciplines in both start-up and public company environments. Mr. Beachler joined Stretch in May 2006 as Vice President of Marketing, and prior to joining Stretch he was with Altera Corporation for over 15 years. While at Altera, he led successful worldwide product launches that broke awareness records for FPGA products and software; led new product architecture development for the industry's best-selling programmable logic family and design automation tools; and held titles including Senior Director of the Intellectual Property Business Unit, Senior Director of Business Development, Senior Director of Software Tools Marketing, and Director of Strategic Marketing and Communications. Early in his Altera career he led product planning and applications engineering teams. Mr. Beachler received a Bachelor's of Science in Electrical Engineering from The Ohio State University (Columbus), has served on the board of directors for the Virtual Socket Initiative Alliance and has been a board observer for a number of start-up semiconductor and electronic design automation (“EDA”) companies.

RYAN A. BENTON

Ryan A. Benton was appointed Senior Vice President and Chief Financial Officer in December of 2012. Prior to joining the Company, Mr. Benton was Chief Financial Officer of SynapSense located in Folsom, California, a private venture backed company serving the Data Center Infrastructure Management market. Prior to SynapSense, from February 2007 until May 2012, Mr. Benton was Chief Financial Officer of SoloPower Inc, a manufacturer of thin-film solar cells and flexible solar modules, located in San Jose, California. From November 2004 until February 2007, Mr. Benton served as a financial consultant for the United States subsidiary of ASM International NV in Phoenix, Arizona, a semiconductor capital equipment company, where he supported acquisitions and integration process. He also served as Chief Financial Officer for PB Unlimited, an advertising specialty manufacturer located in the Dallas-Fort Worth area, from April 2002 through November 2004. Mr. Benton served as corporate controller for eFunds, which was a public company located in Scottsdale, Arizona that provides information technology solutions for the financial service industry, where he was employed from September 2000 until March 2002. Mr. Benton received his B.A. from the University of Texas.

PARVIZ GHAFFARIPOUR

Parviz Ghaffaripour was appointed Senior Vice President and General Manager, Component Products in May of 2013. He brings to Exar over 29 years of analog mixed-signal experience during which time he built and grew leading profitable businesses. Mr. Ghaffaripour most recently served as CEO of Akros Silicon from 2008 to 2013, a privately funded power management company located in Sunnyvale, California. Prior to Akros, he was Chief Operating Officer at Advanced Analogic Technologies (now Skyworks). Mr. Ghaffaripour has held executive management and technical roles at Maxim Integrated Products and National Semiconductor. Mr. Ghaffaripour began his career at Exar in 1984 as an analog IC designer. He earned his B.S.E.E. at the University of California, Berkeley, his M.S.E.E. at Santa Clara University, executive degrees in Business Administration at Stanford University and Western Ontario, and he holds four patents.

DIANE HILL

Diane Hill was appointed Vice President, Human Resources in April of 2010. With over 30 years of human resources experience, including 20 in the semiconductor industry, Ms. Hill is responsible for developing and implementing all global and regional human resources policies and programs at Exar. Since joining us in September 2000, Ms. Hill has held various senior Human Resources positions prior to her current role, including Division Vice President, Director and Senior Manager. Previously, Ms. Hill held various management positions at Daisy Systems Corporation, a manufacturer of computer hardware and EDA, from October 1987 to April 1990 and Teledyne MEC, a subsidiary of Teledyne Technologies, Inc., from August 1979 to October 1987. Ms. Hill holds a BA in Psychology from the University of California at Santa Barbara.

CRAIG LYTLE

Craig Lytle was appointed Senior Vice President, Systems Solutions Products in January of 2014 following the Stretch Inc. acquisition, where he had served as Chief Executive Officer since 2006. Mr. Lytle brings over 20 years of experience in the semiconductor market with expertise in the FPGA, processors, communications, and video market segments. Prior to Stretch, he was Vice President System Engineering at Altera Corporation. Mr. Lytle joined Altera as an Applications Engineer in 1986. From there he became Altera's first FAE and then rose through the sales, engineering, product planning, marketing and executive ranks. Mr. Lytle holds a BS in Electrical Engineering from Stanford University and a BA in Management Engineering from Claremont McKenna College.

THOMAS R. MELENDREZ

Thomas R. Melendrez joined us in April of 1986 as our Corporate Attorney. He was promoted to Director, Legal Affairs in July 1991, and again to Corporate Vice President, Legal Affairs in March 1993. In March 1996, he was promoted to Corporate Vice President, General Counsel and in June 2001, he was appointed Secretary. In April 2003, he was promoted to General Counsel, Secretary and Vice President of Business Development and in July 2005, he was promoted to Senior Vice President, Business Development. . Mr. Melendrez’s current title is General Counsel, Secretary and Senior Vice President. Mr. Melendrez has over 25 years of legal experience in the semiconductor and related industries and he received a BA from the University of Notre Dame, a JD from University of San Francisco and an MBA from Pepperdine University.

TODD SMATHERS

Todd Smathers was appointed Senior Vice President, Worldwide Operations in March of 2012. Mr. Smathers has over 40 years of experience in analog and mixed-signal technology and product development. He served as Vice President of Operations at Intersil and Xicor, which was acquired by Intersil in 2004. Prior to joining Xicor, Mr. Smathers was General Manager of the Mixed Signal Business Unit at Linear Technology Corporation where he had previously served in a variety of management and executive roles since the company's founding in 1981. Mr. Smathers holds a Bachelor of Science in Electrical Engineering degree from Clemson University.

Executive Stock Ownership Guidelines

In September 2012, the Board adopted the following stock ownership guidelines for the Company’s Named Executive Officers and certain other officers who report directly to the Company’s Chief Executive Officer and President (collectively, the “Participating Executives”):

Within three years of becoming a Participating Executive, each such officer is expected to accumulate and thereafter continue to hold a minimum of 14,000 shares of our Common Stock. Restricted stock and shares issued upon distribution pursuant to restricted stock units are applied toward this goal. Shares subject to outstanding and unexercised options do not count for purposes of this stock ownership requirement.

It is intended that Participating Executives hold, through outright ownership and through equity award grants, a meaningful number of shares of our Common Stock and that the guidelines be flexible in appropriate circumstances in order to avoid foreclosing the appointment of viable candidates to be Participating Executives. We believe that each current Participating Executive who has served the Company for at least three years in such capacity is in compliance with these ownership guidelines.

EXECUTIVE COMPENSATION MATTERS

Executive Compensation Discussion and Analysis

This section describes the material elements of compensation awarded to, earned by or paid to the individuals who served as the Company’s principal executive officer or the Company’s principal financial officer during fiscal year 2014, as well as the Company’s three other most highly compensated executive officers during fiscal year 2014 who were serving as executive officers at the end of the fiscal year. These individuals are listed in the Summary Compensation Table below and are referred to herein as the “Named Executive Officers.”

The Company’s executive compensation programs are determined and approved by the Company’s Compensation Committee. The Compensation Committee currently consists of three (3) directors: Messrs. Bencuya (Chair), Leza and Meyers. None of the Company’s Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of the Company’s Chief Executive Officer and President in setting compensation levels for the Company’s other executive officers.

Executive Summary

As described more fully in this Compensation Discussion and Analysis section below, the objectives of our executive compensation program are to allow us to recruit and retain superior talent, to create a direct relationship between executive compensation and performance, and to create proper incentives to enhance the value of the Company and reward superior performance.

In furtherance of these objectives, the Company’s executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces stockholder interests by linking the compensation we pay to our executives directly to our performance. These features include the following:

●

Under the executive compensation arrangements approved for Mr. DiNardo, approximately 84.9% of his target total direct compensation for fiscal year 2014 is performance-based and/or linked to the value of the Company’s stock price (based on the equity awards granted to him during fiscal year 2014 under an amendment to his employment agreement and his target annual incentive for fiscal year 2014). As used in this proxy statement, the term “total direct compensation” means the aggregate amount of an executive’s base salary, target annual incentive awards, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in the Company’s financial reporting.

●

The equity awards granted to Mr. DiNardo during fiscal year 2014 under an amendment to his employment agreement included stock options and restricted stock units. The options have value only if the Company’s stock price increases during the vesting period, and a portion of these options are subject to performance-based vesting requirements and will vest only if the Company’s stock price achieves specified levels during fiscal year 2017. Mr. DiNardo’s restricted stock units are scheduled to vest in two installments at the end of fiscal years 2016 and 2017.

●

During fiscal year 2014, the Company also entered into a new employment agreement with Mr. Benton that includes a four-year term and provides for the grant a stock option with a four-year vesting schedule and an award of performance-based restricted stock units that vest only if specified financial goals for fiscal years 2014, 2015 and 2016 are achieved.

●

The long-term incentive equity awards granted to the other Named Executive Officers in fiscal year 2014 consisted of stock options which are subject to multi-year vesting schedules and have value only if the Company’s stock price increases over the vesting period and awards of restricted stock units that are subject to multi-year vesting schedules which provide an additional retention incentive. Certain of these awards also include performance-based vesting requirements linked to the long-term growth and development of the Company. These equity awards are intended to further align the interests of the Company’s executives with those of stockholders.

●

Annual incentive awards for executives are subject to achievement of specific short-term goals deemed important to our long-term growth and success. These awards are determined based on multiple financial goals, and no incentives are paid unless the Company achieves specific threshold levels of performance. The performance goals established under the program are intended to be challenging, and consistent with our pay-for-performance philosophy. Until fiscal 2013 no amounts had been paid to the Company’s executives under the program since fiscal year 2008. No amounts were paid under the program for fiscal year 2014.

●

Annual incentive awards are also generally granted in the form of restricted stock units, rather than cash bonuses, and thus further link the interest of executives with those of stockholders as the value of the bonus opportunity fluctuates with the Company’s stock price over the corresponding year. The awards (if payable) are subject to maximum payout amounts.

●

The Company has certain stock ownership guidelines applicable to the Participating Executives (as defined above under “Executive Stock Ownership Guidelines”), which were adopted in September 2012, and the Non-Employee Directors, which were adopted in May 2007. Under the guidelines, the Participating Executives are expected to own 14,000 shares of Company common stock within three years of being named a Participating Executive. Non-Employee Directors are expected to own 14,500 shares of Company common stock within three years of such director’s appointment or election.

●	The employment agreements with Mr. DiNardo and Mr. Benton, as more fully described below, contain certain claw-back provisions.

●	The Company’s compensation arrangements for the Named Executive Officers do not contain any tax gross up provisions.

●	The Company prohibits short sales and transactions in derivatives of Company securities, including hedging transactions, for all directors and officers of the Company.

Our executive compensation program has been carefully designed to support our long-term business strategies and drive creation of stockholder value. We believe that it is aligned with the competitive market for talent, very sensitive to Company performance and structured to provide long-term incentives to maintain and improve the Company’s long-term profitability. We believe the program delivers reasonable pay which is strongly linked to Company performance over time and compares favorably with the compensation programs of our peer companies.

Executive Compensation Program Objectives and Overview

The Compensation Committee conducts periodic reviews of the Company’s executive compensation programs to help ensure that:

●

the program is designed to achieve the Company’s goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability;

●	the program fairly rewards performance which is tied to creating stockholder value; and

●	the program provides compensation levels that are reasonable in light of the executive compensation programs of similar companies.

The Company’s current executive compensation program is based on three components, which are designed to be consistent with the Company’s compensation philosophy: (1) base salary; (2) annual incentive awards; and (3) long-term incentive equity awards, which may include stock options and awards of restricted stock units that are subject to time-based and/or performance-based vesting requirements. The Company also provides severance benefits to certain Named Executive Officers if their employment terminates under certain circumstances. The Company does not provide any material perquisites to the Named Executive Officers.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and/or motivates performance by the executive. Base salaries, severance and other termination benefits are primarily intended to attract and retain highly qualified executives by providing fixed levels of compensation where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary may increase from year to year depending on performance, among other things). The Company believes that providing predictable compensation as a component of total compensation helps the Company to attract and retain top executives and reward their continued productive service. Annual incentive awards are primarily intended to motivate the Named Executive Officers to achieve specific short-term strategies and operating objectives, while the Company’s long-term incentive awards are primarily intended to align the Named Executive Officers’ long-term interests with stockholders’ long-term interests (although annual incentive awards paid in the form of equity also serve to further align the interests of executives with those of stockholders). Annual and long-term incentive awards are designed to reward performance and thus the creation of stockholder value, although the Company believes these elements of its executive compensation program also help the Company to attract and retain top executives. In particular, the Company’s grants of equity incentives to Mr. DiNardo pursuant to his employment agreement provide incentives to achieve specific results over the next three years that the Company believes will create significant value for stockholders.

The Compensation Committee believes that performance-based compensation such as annual and long-term incentives play a significant role in aligning management’s interests with those of the Company’s stockholders. For this reason, these forms of compensation are generally paid to executives in the form of equity and constitute a substantial portion of each of the Named Executive Officers’ potential compensation. For example, as noted above, the Compensation Committee approved executive compensation arrangements for Mr. DiNardo that are intended to result in approximately 84.9% of his target total direct compensation for fiscal year 2014 being performance-based and/or linked to the value of the Company’s stock price (based on the equity awards granted to him during fiscal year 2014 under an amendment to his employment agreement and his target annual incentive for fiscal year 2014), with his base salary constituting the balance of his target total direct compensation. The Company’s compensation packages are designed to promote teamwork, initiative and resourcefulness by setting specific performance goals for the Company’s executive team and linking their compensation directly to the achievement of those goals.

Compensation Consultants; Review of Compensation Data

From time to time as the Compensation Committee deems appropriate, it retains independent compensation consultants to help identify appropriate peer group companies and to obtain and evaluate current executive compensation data. In March 2013, the Compensation Committee engaged Compensia, Inc. (“Compensia”) to conduct an independent analysis of executive compensation, including a comprehensive market analysis of total direct compensation, a review of the Company’s peer group, and a summary of executive compensation trends. The Compensation Committee utilized the data provided by Compensia, including data related to the peer companies below, and data from Radford’s Global Technology Survey, in making executive compensation decisions for fiscal year 2014. The Radford Global Technology Survey is a broad-based compensation survey that also covers executive level positions, and in which a large number of high-tech companies (in particular semiconductor companies) participate, including many of the peer companies listed below. In reviewing this survey data, the Compensation Committee does not focus on any particular company used in the survey. Other than their services for the Compensation Committee, Compensia did not provide any consulting services to the Company or management during fiscal year 2014. The Compensation Committee has assessed the independence of Compensia and has concluded that its engagement of this firm does not raise any conflict of interest with the Company or any of its directors or executive officers.

In April 2013, the Compensation Committee approved the following group of companies, which was based on recommendations made by Compensia, as peer companies in making its compensation decisions for fiscal year 2014:

Alpha and Omega Semiconductor, Inc.	Micrel Inc.
Anadigics Inc.	MaxLinear, Inc.
Applied Micro Circuits Corporation	Mindspeed Technologies, Inc.
Cavium, Inc.	Peregrine Semiconductor Corp.
Cirrus Logic, Inc.	PLX Technology, Inc.
Entropic Communications, Inc.	Power Integrations, Inc.
Ikanos Communications, Inc.	Sigma Designs, Inc.
Inphi Corporation	Silicon Image, Inc.
Integrated Device Technology, Inc.	Silicon Laboratories Inc.
Intersil Corporation	Vitesse Semiconductor Corporation
IXYS	Volterra Semiconductor Corporation
Lattice Semiconductor Corporation

In selecting these peer companies, the Compensation Committee focused on industry leaders with which we compete for executive and engineering talent, as well as companies that have similar growth potential and compete in the same market space as the Company.  Given our diverse product offering, the Company faces competitive challenges from a broad range of companies, including many companies with greater product portfolios and market share, and a broader range of customer engagements.   As such, the Compensation Committee believes it is important for the Company to provide compensation packages that are competitive in order to retain and incentivize key talent that the Company believes will contribute to its long-term success and creation of shareholder value. Although the peer group includes certain companies that are larger than the Company, the Compensation Committee takes the size of the peer companies into account in evaluating their programs and considers their compensation levels on an adjusted basis. These adjustments are intended to avoid the “ratcheting up” of executive pay that may occur when larger companies are used to evaluate compensation programs.

The Company views its current executive compensation program as one in which the individual components combine together to create a total compensation package for each Named Executive Officer that the Company believes achieve its compensation objectives. In general, in determining total target compensation levels, the Compensation Committee considers a number of factors such as individual performance, experience, peer practices and market trends/data. The Compensation Committee, however, retains discretion to set compensation targets at such levels as it deems appropriate to attract and retain highly qualified executives.

Role of Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote to approve its executive compensation program (referred to as a “say-on-pay proposal”). At the annual meeting of stockholders held in September 2013, approximately 98% of the votes actually cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this result affirms stockholders' support of the Company’s approach to executive compensation, and generally did not change its approach in fiscal year 2014. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the named executive officers.

CEO and CFO Employment Agreements

In December 2013, the Compensation Committee approved an extension of the term of Mr. DiNardo’s employment agreement with the Company through April 2017 and an increase in Mr. DiNardo’s annual base salary from $500,000 to $600,000. The amendment also provided for Mr. DiNardo to be granted additional equity awards to extend the period covered by the awards granted under his initial employment agreement. Specifically, he was granted (1) a time-based option to purchase 200,000 shares of the Company’s common stock that vests in 12 monthly installments beginning in February 2016, (2) a market-based option to purchase 140,000 shares of the Company’s common stock that vests based on the Company’s stock price during its 2017 fiscal year, and (3) an award of 100,000 restricted stock units that vest in two annual installments at the end of fiscal years 2016 and 2017, with possible acceleration in connection with a change in control of the Company if certain performance goals established by the Board of Directors are met.

In approving these arrangements, the Compensation Committee determined that they provide appropriate additional retention incentives for Mr. DiNardo and that, as with the equity awards granted to Mr. DiNardo in connection with his joining the Company, they were also consistent with the Company’s compensation philosophy of linking a substantial portion of each executive officer’s compensation opportunities to performance and increases in long-term stockholder value. The Compensation Committee also considered that in addition to the significant link between performance and compensation, Mr. DiNardo’s employment agreement also includes other provisions that benefit the Company, including that the agreement is for a fixed term (it does not have an “evergreen” provision), does not include tax gross-up payments, does not provide for special benefits or perquisites not offered by the Company to its employees generally, includes certain claw-back provisions, and provides for severance only in certain limited circumstances should a termination of Mr. DiNardo’s employment actually occur and only if he provides a release of claims to the Company.

In September 2013, the Company entered into a new employment agreement with Mr. Benton that includes a four-year fixed term and provided for his annual base salary to be increased from $285,000 to $335,000. Pursuant to the agreement, he was granted an option to purchase 100,000 shares of the Company common stock that vests over a four-year period and an award of 60,000 performance-based restricted stock units. The performance-based award consists of three equal tranches that will be eligible to vest if the Company achieves certain performance objectives for the 2014, 2015 and 2016 fiscal years. Specifically, the vesting of each tranche is contingent on the Company achieving performance targets for earnings before interest and taxes (determined on a non-GAAP basis as the Company has historically reported such amounts to investors during earnings calls) (“EBIT”) and, in the case of the tranches for the 2015 and 2016 fiscal years, revenue targets, in each case as established by the Compensation Committee. If the Company achieves the performance objectives for a specific fiscal year, the tranche for such fiscal year will vest in three annual installments (measured from the end of the fiscal year to which the performance goals for that tranche relate) only if Mr. Benton remains employed with the Company through the applicable vesting date. For the tranche that relates to performance for fiscal year 2014, the units subject to that tranche would be eligible to vest only if the Company’s EBIT for the fiscal year exceeded $7.2 million. In May 2014, the Compensation Committee determined that performance requirement was met and that the 20,000 units covered by that tranche will vest in three installments at the end of the 2015, 2016 and 2017 fiscal years. Mr. Benton’s agreement also generally includes the same features that are beneficial to the Company as Mr. DiNardo’s employment agreement--that is, the agreement is for a fixed term, does not include tax gross-up payments, does not provide for special benefits or perquisites not offered by the Company to its employees generally, includes certain claw-back provisions, and provides for severance only in certain limited circumstances should a termination of Mr. Benton’s employment actually occur and only if he provides a release of claims to the Company.

For more information on these arrangements, please see “Description of Employment Agreements” below.

Current Executive Compensation Program Elements

Base Salaries

Salaries for the Named Executive Officers are reviewed by the Compensation Committee on an annual basis. In setting specific salary levels for the Company’s executive officers, the Compensation Committee assesses the executive’s past performance and expected future contributions to the Company and the executive’s responsibilities relative to the other executive officers. The Compensation Committee also refers generally to the salaries of similarly situated executives with comparable companies as reflected in the compensation data described above.

As noted above, Mr. DiNardo and Mr. Benton each received salary increases in connection with their new employment arrangements entered into in fiscal year 2014. Mr. Ghaffaripour received a salary increase from $280,000 to $300,000 in February 2014 to reflect his contributions and his increased responsibilities. The Compensation Committee did not make any other adjustments to Named Executive Officers’ base salaries during fiscal year 2014 and believes the base salary levels of the Named Executive Officers generally are appropriate in view of competitive practices, the Company’s performance and the contribution of those officers to that performance.

Annual Incentive Programs

Historically, annual incentive compensation has been awarded to executive officers based upon multiple performance criteria, including evaluations of personal job performance and performance measured against objective business criteria. Annual incentives also promote retention as the executive is generally required to remain employed with the Company through the end of the fiscal year to receive payment of the incentive for that year. As described below under “Description of Employment Agreements,” the Company has entered into employment agreements with certain Named Executive Officers that provide for fixed annual target incentives each year (although the Compensation Committee may establish a greater target award for an executive as it deems appropriate). The amount the executive is entitled to receive is determined based on the performance factors specified for that year.

Fiscal Year 2014 Management Incentive Program

For fiscal year 2014, each of the Named Executive Officers participated in the Company’s Fiscal Year 2014 Management Incentive Program (the “management incentive program”). For the reasons described below, the Compensation Committee determined at the end of the fiscal year that, based on the Company’s financial performance relative to the targets described below, no payouts were made to the Named Executive Officers under the management incentive program for fiscal year 2014.

As in prior years, each participant’s award under the management incentive program for fiscal year 2014 was denominated in and would be payable in shares of the Company’s common stock (unless the participant elects to receive up to 20% of the award in cash), subject to achievement of the performance goals described below. In approving the management incentive program, the Compensation Committee believed that payment of annual incentives in shares of the Company’s common stock would help to further align employee interests with stockholder interests in two ways. First, the payment of incentives to participants in the program will be tied to the Company’s achievement of specific operating goals as well as value-add individual objectives as established for that particular fiscal year. Second, the value of any incentives ultimately paid to participants will depend on the value of the Company’s common stock at the end of the fiscal year when the incentives are paid. In addition, the management incentive program is intended to promote retention as the executive generally must remain employed with the Company through the date incentives are paid under the program for the fiscal year to be eligible to receive an incentive payment for that year.

The number of shares payable to a participant under the management incentive program would be based on a Company performance factor, an individual performance factor and the participant’s target share award. The Company performance factor would be based on the Company’s financial performance as measured against pre-established net revenue and earnings before income tax (“EBIT”) goals for the fiscal year. For these purposes, “revenue” and “EBIT” were calculated in accordance with generally accepted accounting principles, except that EBIT for fiscal year 2014 was adjusted to exclude certain items from the Company’s EBIT such as all stock-based compensation expense, amortization of acquired intangible assets, fair value adjustment of acquired inventories, acquisition-related costs, separation costs, provision for dispute resolution, impairment of acquired intangible assets and restructuring charges and exit costs. Cash profit sharing costs were also excluded. The adjusted EBIT measure is referred to in this discussion as “non-GAAP EBIT”.

The Company performance factor under the executive incentive program would be determined using the following matrix:

REVENUE	115%	92%	98%	104%	109%	115%	121%	127%	132%	138%	144%
	110%	88%	94%	99%	105%	110%	116%	121%	127%	132%	138%
	105%	84%	89%	95%	100%	105%	110%	116%	121%	126%	131%
	100%	80%	85%	90%	95%	100%	105%	110%	115%	120%	125%
	95%	76%	81%	86%	90%	95%	100%	105%	109%	114%	119%
	90%	72%	77%	81%	86%	90%	95%	99%	104%	108%	113%
		81%	86%	91%	95%	100%	105%	110%	114%	119%	125%
Non-GAAP EBIT

The Company’s net revenue would be used to determine the applicable row of the matrix, and the Company’s non-GAAP EBIT would be used to determine the Company performance factor within the applicable column. Accordingly, if the Company achieved 90% of the performance target for net revenue for fiscal year 2014 and the Company’s non-GAAP EBIT for fiscal year 2014 as determined for purposes of the executive incentive program was 95%, the Company performance factor would be 86%. If the Company’s performance fell between two levels indicated in the chart above, the Company performance factor would be determined based on the higher of the two levels. The management incentive program provides that the maximum percentage that could be awarded for the Company performance factor was 144%.

The Compensation Committee established the performance goals for net revenue and non-GAAP EBIT with the expectation that they would be met only if the Company performed at a high level during the fiscal year. As reflected in the chart above, the Company performance factor would be 0% and no annual incentives would be paid under the management incentive program if the Company did not achieve a minimum performance of at least 90% of the revenue target and at least 81% in non-GAAP EBIT. In addition, the Company would need to surpass both of the performance goals in order for the Named Executive Officer to receive more than 100% of his or her target incentive under the program. In structuring the management incentive program, the Compensation Committee expected that substantial incentives would be paid under the program only if the Company performed at an extremely high level.

For fiscal year 2014, the Compensation Committee established a net revenue performance target of $135 million and a non-GAAP EBIT performance target of $16 million. At the end of the fiscal year, the Compensation Committee determined that the Company’s net revenue and non-GAAP EBIT were below the minimum performance levels required for payout. Accordingly, the Company performance factor for fiscal year was 0%.

For the individual performance factor of the management incentive program, the Compensation Committee established performance goals for each Named Executive Officer for fiscal year 2014 and determined each Named Executive Officer’s performance with respect to those goals, in each case after taking into account Mr. DiNardo’s recommendations (with respect to each participant in the program other than himself). For each Named Executive Officer, the principal individual performance goals were as follows: For Mr. DiNardo, the achievement of annual revenue and EBIT targets identified above, the introduction of a specific number of new products, and delivery of a five year business plan; for Mr. Benton, the achievement of the annual revenue and EBIT targets identified above and positive cash flow, timely financial filings, the delivery of the fiscal year 2015 annual operating plan and a five-year business plan, and the establishment of a three year strategic plan and completion of organization alignment; for Mr. Ghaffaripour, the achievement of specific revenue targets for each business under his management, delivery of a five-year business plan for each business, introduction of a set number of new products and completion of a set number of market requirements documents (“MRD’s”), for Mr. Ross, the achievement of target revenue and operating income for HPA business, introduction of a set number of new products, completion of a set number of MRD’s, and delivery of a five-year business plan, and for Mr. Smathers, the achievement of specific manufacturing and COGS cost reductions, shipments totaling a specific dollar volume, successful consolidation of Fremont facilities, completion of a set number of products released to production, and successful integration of acquired companies from an IT perspective. Because the company performance factor above was 0%, the Compensation Committee did not determine individual performance factors for fiscal 2014 for purposes of the management incentive plan.

In all events, no bonuses would be paid under the individual performance component of the executive incentive program if the Company did not achieve at least the minimum performance levels for revenue and non-GAAP EBIT identified above.

Finally, each participant in the management incentive program for fiscal year 2014 was assigned a target share award. The Compensation Committee assigned each participant a target incentive, which was expressed as a percentage of the participant’s base salary. Mr. DiNardo’s employment agreement provides that his target incentive would be 100% of his base salary, and Mr. Benton’s employment agreement then in effect provided that his target incentive would be 40% of his base salary. For fiscal year 2014, the Compensation Committee determined that for Messrs. Ross, Ghaffaripour and Smathers, the initial target incentive would be 40% of the executive’s base salary. The Compensation Committee believes, in its judgment, that these target levels provide appropriate levels of incentive in view of competitive practices. The target incentive amounts were then converted into a number of shares determined by dividing the target incentive by $10.30 which was the closing value of Common Stock on the first day of the 2014 fiscal year and which the Compensation Committee believed would create an additional incentive for participants to work to increase the Company’s stock price during the fiscal year and create value for its stockholders. The target number of shares for each of the Named Executive Officers was as follows: Mr. DiNardo, 48,544 shares; Mr. Benton, 11,068 shares; Mr. Ghaffaripour, 10,874 shares; Mr. Ross, 8,155 shares; and Mr. Smathers, 11,650 shares. Mr. Ross’ award was prorated to reflect the period of his employment in fiscal year 2014.

As noted above, the Compensation Committee determined at the end of the fiscal year that, based on the Company’s financial performance relative to the targets described above, the final payout percentages for each of the Named Executive Officers under the management incentive program was 0%.

In addition to the management incentive program, the Compensation Committee may award discretionary bonuses as it deems appropriate from time to time. In March 2014, the Compensation Committee awarded Mr. Ghaffaripour a discretionary bonus of $20,000 in recognition of increased responsibilities and contributions since his hire date.

Long-Term Incentive Program

The Company’s policy is that the long-term compensation of the Named Executive Officers and other executive officers should be directly linked to the ongoing effort to create value for the Company’s stockholders. Therefore, the Company has historically made annual grants of stock options and restricted stock unit awards to provide further incentives to the Company’s executives to help increase stockholder value. The Compensation Committee bases its award grants to executives each year on its subjective assessment of the following factors:

●	the executive’s position with the Company and total compensation package;

●	the executive’s performance of his or her individual responsibilities;

●	the executive’s ability to contribute to the Company’s ongoing efforts to create value for stockholders;

●	the value of the executive’s outstanding (unvested) equity;

●	the equity participation levels of comparable executives at comparable companies; and

●	the executive’s contribution to the success of the Company’s financial performance.

In addition, the Compensation Committee also considers, as general information in determining the size, frequency and type of long-term incentive grants, the tax consequences of the grants to the Company, the accounting impact of the grants to the Company and, most importantly, the potential dilutive effects of the grants to the Company’s stockholders.

Long-term incentive award grants are generally approved at the meeting of the Compensation Committee held each fiscal year in conjunction with the Company’s annual meeting of stockholders. This meeting is scheduled well in advance and typically held in September. Other than grants made in connection with the hiring or promotion of employees or other special circumstances, the Compensation Committee generally does not grant equity awards at any other time during the year.

All long-term incentive award grants are approved by the Compensation Committee, except the Compensation Committee has delegated to the Chief Executive Officer the authority to approve option grants to new employees (other than executive officers) using grant levels previously approved by the Compensation Committee. In each case, grants approved by the Compensation Committee or the Chief Executive Officer do not become effective (i.e. the date of grant does not occur) until the first trading day of the month following the month in which the grant was approved. The Compensation Committee has implemented this process to help ensure that option grants are made on a regular and consistent basis without regard to stock price performance or the Company’s release of material, nonpublic information.

Stock Options. The Company generally makes a portion of the Company’s long-term incentive grants to Named Executive Officers in the form of stock options with an exercise price that is equal to the closing price of the Company’s Common Stock on the grant date. Thus, the Named Executive Officers will only realize value on their stock options if the stock price increases during the period between the grant date and the date the stock option is exercised. The stock options also function as a retention incentive for the Company’s executives as they typically vest ratably on each annual anniversary over the four-year period after the date of grant.

Restricted Stock Units. The Company may also grant long-term incentive awards to Named Executive Officers in the form of restricted stock units. In general, the restricted stock units vest annually on the anniversary of the grant date over a period of three years following the date of grant and, upon vesting, are paid in shares of the Company’s Common Stock. Thus, the units are designed both to further link executives’ interests with those of the Company’s stockholders as the units’ value is based on the value of the Company’s Common Stock and to provide a long-term retention incentive for the vesting period as they generally have value regardless of stock price volatility.

Performance Stock Units. The Company may also grant long-term incentive awards to Named Executive Officers in the form of performance stock units. These performance stock units will generally vest only if the Company or individual achieves certain pre-established goals during the fiscal year. Thus, the units provide executives an additional incentive to help the Company achieve specific financial or strategic objectives for the fiscal year that are intended to promote long-term growth of the Company and create value for the Company’s stockholders. They also provide a retention incentive as the executive must be employed with the Company through the performance period to be eligible to vest in the units if the performance criteria are satisfied and, in many cases, the units credited to the executive based on performance are subject to a multi-year time-based vesting schedule after the end of the performance period.

Fiscal Year 2014 Equity Grants

The terms of the equity awards granted to Mr. DiNardo pursuant to the amendment of his employment agreement in December 2013 and to Mr. Benton pursuant to his new employment agreement in September and October 2013 are described above. In addition, the Company granted an award of 25,000 performance-based restricted stock units to Mr. Benton in April 2013. This award was eligible to vest based on the Company’s achievement of net revenue of 143.3 million for fiscal year 2014 and EBIT of 18.7 million for fiscal year 2014 (each weighted 30%), as well as the Company’s achievement of positive free cash flow, timely financial filings, the delivery of the fiscal year 2015 annual operating plan and a five-year business plan, and the establishment of a three year strategic plan and completion of organization alignment (collectively weighted 40%). Based on the Company’s achievement of the net revenue goal and the Compensation Committee’s subjective assessment of Mr. Benton’s performance relative to his individual objectives, the Compensation Committee determined that the award would be eligible to vest as to 61% of the units covered by the award. The award was also subject to a three-year vesting schedule, so two-thirds of the credited units will vest at the end of the 2015 and 2016 fiscal years. In addition, the Compensation Committee approved a grant of 21,000 restricted stock units with a one-year vesting schedule to Mr. Benton in March 2014 in recognition of services rendered above functional requirements.

The Company also granted equity awards to Mr. Ghaffaripour in connection with his joining the Company in May 2013. These awards were negotiated with Mr. Ghaffaripour and made as an additional inducement to his accepting employment with the Company. He received an option to purchase 200,000 shares of the Company’s common stock that is subject to a four-year vesting schedule, an award of 25,000 restricted stock units that is subject to a three-year vesting schedule, and an award of 25,000 performance-based restricted stock units. This award was eligible to vest based on the achievement of specific revenue targets for each business under his management (weighted 60%), delivery of a five-year business plan for each business, introduction of a set number of new products and completion of a set number of MRD’s (collectively weighted 40%). Based on the revenue levels of these business units and the Compensation Committee’s subjective assessment of Mr. Ghaffaripour’s performance relative to his individual objectives, the Compensation Committee determined that the award would be eligible to vest as to 54% of the units covered by the award. The performance units are also subject to a three-year vesting schedule, so two-thirds of the credited units will vest at the end of the 2015 and 2016 fiscal years.

The Company also granted equity awards to Mr. Ross in connection with his joining the Company in July 2013. These awards were negotiated with Mr. Ross and made as an additional inducement to his accepting employment with the Company. He received an option to purchase 100,000 shares of the Company’s common stock that is subject to a four-year vesting schedule and an award of 25,000 restricted stock units that is subject to a three-year vesting schedule.

In October 2013, the Company also granted Mr. Smathers an option to purchase 100,000 shares of the Company’s common stock that is subject to a four-year vesting schedule and an award of 45,000 performance-based restricted stock units. This performance-based award consists of three equal tranches that will be eligible to vest if the Company achieves certain performance objectives for the 2014, 2015 and 2016 fiscal years. If the Company achieves the performance objectives for a specific fiscal year, the tranche for such fiscal year will vest in three annual installments (measured from the end of the fiscal year to which the performance goals for that tranche relate) only if Mr. Smathers remains employed with the Company through the applicable vesting date. The tranche that relates to fiscal year 2014 performance was eligible to vest based on the achievement of cost reduction goals within Mr. Smathers’ areas of responsibility. Based on the cost reduction levels of these business units and the Compensation Committee’s subjective assessment of Mr. Smathers’ overall performance relative during the fiscal year, the Compensation Committee determined that the tranche of the award related to fiscal year 2014 performance would be eligible to vest as to 90% of the units covered by the award. The Compensation Committee will establish the performance criteria applicable to the tranches that relate to fiscal year 2015 and fiscal year 2016 performance during the applicable fiscal year. Under applicable accounting rules, these tranches of the award are not considered “granted” for accounting purposes until the relevant performance criteria are established. In accordance with SEC rules, these tranches will be reported in the tables below as compensation for Mr. Smathers for the fiscal year in which the awards is considered granted for accounting purposes.

For more information regarding the equity awards granted to the Named Executive Officers in fiscal year 2014, please see “Grants of Plan-Based Awards” below.

As described in detail in the Company’s 2012 and 2013 proxy statements, Mr. DiNardo was granted an award in April 2012 of 300,000 performance restricted stock units. This award consists of three equal tranches of 100,000 units that are eligible to vest if the Company achieves certain performance objectives for the 2013, 2014 and 2015 fiscal years. Specifically, the vesting of each tranche is contingent on the Company achieving performance targets for EBIT and, in the case of the tranches for the 2014 and 2015 fiscal years, revenue targets, in each case as established by the Compensation Committee. If the Company achieves the performance objectives for a specific fiscal year, the tranche for such fiscal year will vest in three annual installments (measured from the beginning of the fiscal year to which the performance goals for that tranche relate) only if Mr. DiNardo remains employed with the Company through the applicable vesting date. The first tranche of the award would be eligible to vest if the Company’s EBIT level for each of the four quarters of fiscal year 2013 exceeded the EBIT level for the immediately preceding fiscal quarter. In April 2013, the Compensation Committee determined that this goal was met and that the 100,000 units subject to this tranche would vest in three installments at the end of fiscal years 2013, 2014 and 2015. The second tranche of the award would be eligible to vest if both (1) the Company’s EBIT for fiscal year 2014 level was positive and exceeded $7.2 million and (2) the Company’s revenue for fiscal year 2014 was not less than the Company’s revenue for fiscal year 2013. In May 2014, the Compensation Committee determined that the Company’s EBIT and revenue for fiscal year 2014 were $11.3 million and $125.3 million, respectively, and that, accordingly, the 100,000 units subject to this tranche would vest in three installments at the end of fiscal years 2014, 2015 and 2016.

Severance and Other Benefits upon Termination of Employment

The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. The Company has determined that it is appropriate to provide certain of the Named Executive Officers with severance benefits in light of their positions with the Company and competitive considerations. Because the Company believes that a termination by an executive for good reason (or constructive termination) may be conceptually the same as an actual termination by the Company without cause, the Company believes it is appropriate to provide severance benefits following such a constructive termination of the executive’s employment in certain circumstances.

The Company believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of the Company’s executive officers as many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage the Company’s executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction may be uncertain, the Company provides the Named Executive Officers with severance benefits if their employment is actually or constructively terminated by the Company without cause in connection with a change in control. The change of control severance benefits for these executives are generally determined as if they continued to remain employed for period of time following their actual termination date, depending on the length of their service with the Company.

The Company believes that the Company’s executive officers should receive such change in control severance benefits if their employment is constructively terminated in connection with a change in control. Otherwise, potential acquirers could constructively terminate a Named Executive Officer’s employment (for example, by a material reduction in the executive’s duties) and avoid paying any severance benefits at all without this protection. Because the Company believes, as noted above, that constructive terminations in connection with a change in control are conceptually the same as actual terminations, these severance arrangements provide that the executive may terminate employment in connection with a change in control under circumstances that the Company believes would constitute a constructive termination of the Named Executive Officer’s employment.

The Company does not believe that Named Executive Officers should be entitled to receive cash severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment. However, as described below under “Grants of Plan-Based Awards,” outstanding options and other equity-based awards granted under the Company’s equity incentive plans, including those awards held by the Named Executive Officers, may accelerate on a change in control of the Company unless they are assumed by the successor or the award otherwise continues in the circumstances.

Please see “Potential Payments Upon Termination or Change in Control” below for information on the severance arrangements provided to the Named Executive Officers.

Risk Assessment of Executive Officer Compensation

The Company believes the various components of the total compensation package of the executive officers, as discussed above, are appropriately balanced so as to avoid any excessive risk taking by such individuals. Long-term equity incentives represent the predominant component and promote a commonality of interest between the executive officers and the Company’s stockholders in sustaining and increasing stockholder value. The value of the equity component is tied directly to the market price of the Company’s Common Stock, and that value, accordingly, increases as the price of the Common Stock appreciates and stockholder value is created. The equity awards generally also vest over a period of years, and that vesting element encourages the award recipients to focus on sustaining the Company’s long-term performance. Because such awards are typically made on an annual basis, the executive officers always have unvested awards outstanding that could decrease significantly in value if the Company’s business is not managed to achieve its long-term goals.

The Company also believes that the performance-based nature of the annual incentive program described above does not encourage excessive risk-taking by the executive officers. Awards under the annual incentive program for executives are denominated in restricted stock units to further align the interests of executives with those of our stockholders and are determined using multiple performance criteria. In addition, the awards are subject to adjustment by the Compensation Committee based on the executive’s individual performance and subject to maximum payout levels established by the Compensation Committee in approving the program.

Accordingly, the Company has concluded that its overall executive compensation structure is not overly-weighted toward short-term incentives, and the Company has taken what it believes are reasonable steps to protect against the potential of creating short-term incentives that might encourage excessive risk taking.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain other executive officers unless certain performance and other requirements are met. The Company’s intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to the Company’s executive officers. However, the Company reserves the right to design programs that recognize a full range of performance criteria important to the Company’s success, even where the compensation paid under such programs may not be deductible, and in any case, there can be no assurance that the compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible. The Compensation Committee will monitor the tax and other consequences of the Company’s executive compensation program as part of its primary objective of ensuring that compensation paid to the Company’s executive officers is appropriate, performance-based and consistent with the Company’s goals and the goals of the Company’s stockholders.

Compensation Committee Interlocks and Insider Participation

Each of Messrs. Bencuya, Leza and Meyers served as members of the Compensation Committee during fiscal year 2014. Other than Mr. Leza, who served as the Company’s interim Chief Executive Officer during a portion of fiscal years 2008 and 2012, no director who served on the Compensation Committee during fiscal year 2014 is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended March 30, 2014.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three Non-Employee Directors named at the end of this report, each of whom is independent as defined by the listing standards of the New York Stock Exchange.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee
Izak Bencuya (Chair)
Richard L. Leza
Gary Meyers

SUMMARY COMPENSATION TABLE—FISCAL YEARS 2012-2014

The following table presents information regarding the compensation of each of the Company’s Named Executive Officers for services rendered during fiscal years 2012 through 2014.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Louis DiNardo	2014	521,204	—	1,679,000	1,124,952	—	—	7,142	3,332,298
Chief Executive Officer and President	2013	500,000	—	484,428	—	—	—	4,578	989,006
	2012	113,462	150,000	2,286,000	2,459,930	—	—	12,448	5,021,840

Ryan A. Benton	2014	302,577	—	1,424,560	381,330	—	—	46,803	2,155,270
Senior Vice President and Chief Financial Officer	2013	78,923	55,323	261,174	569,460	—	—	933	965,813

Parviz Ghaffaripour(4)	2014	238,692	20,000	680,500	673,740	—	—	2,819	1,615,751
Senior Vice President and General Manager, Component Products

Gary Ross(5)	2014	149,423	—	409,000	372,860	—	—	4,354	935,817
VP and General Manager of High Performance Analog Products

Todd Smathers	2014	300,000	—	323,100	381,330	—	—	4,572	1,009,002
Senior Vice President, Operations	2013	294,231	—	325,276	582,940	—	—	3,919	1,206,366
	2012	17,308	—	—	—	—	—	183	17,491

(1)

The amounts reported in Column (d) of the table above represent, in the case of Mr. DiNardo, a signing bonus awarded in January 2012 in connection with his entering into an employment agreement with the Company; in the case of Mr. Benton a signing bonus of $40,323 awarded in December 2012 in connection with his entering into an employment agreement with the Company and a performance award of $15,000 awarded in March 2013; and in the case of Mr. Ghaffaripour, a performance award of $20,000 awarded in March 2014.

(2)

The amounts reported in Columns (e) and (f) of the table above reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our Named Executive Officers during the applicable fiscal year. These values have been determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements and without any adjustments for forfeitures. For a discussion of the assumptions and methodologies used to value the awards reported in Columns (e) and (f), please see the discussion of stock awards and option awards contained under the section entitled “Stock-Based Compensation” beginning on page 75 of our Annual Report on Form 10-K for fiscal year 2013 filed with the SEC on June 13, 2013. Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards.

The amounts reported in the “Stock Awards” column of the table above for fiscal year 2013 include the grant-date fair value of performance-based stock awards granted to the Named Executive Officers in that year based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the awards, as determined under generally accepted accounting principles and without any adjustments for forfeitures. As noted in the “Grants of Plan-Based Awards” table below, the grant-date fair value of the awards granted to each of the Named Executive Officers under the executive incentive program for fiscal year 2014 based on the probable outcome of the applicable performance-based conditions was: Mr. DiNardo, $500,000, Mr. Benton, $114,000 , Mr. Ghaffaripour, $112,000, Mr. Ross, $84,000, and Mr. Smathers, $120,000. Following is the grant-date fair value of each of these awards assuming that the highest level of performance conditions had been achieved: Mr. DiNardo, $720,000, Mr. Benton, $164,160, Mr. Ghaffaripour, $161,280, Mr. Ross, $120,960, and Mr. Smathers, $172,800. For each of the other performance-based equity awards granted to the Named Executive Officers in fiscal years 2012 through 2014, the values reported in the Summary Compensation Table for the applicable fiscal year were determined assuming that the highest level of performance conditions would be achieved.

(3)

The amounts reported in this column include the Company’s contributions to individual Named Executive Officers’ accounts under the Company’s 401(k) plan and payment by the Company of term life insurance premiums for the executives. The Company is not the beneficiary of the life insurance policies, and the premiums that the Company pays in excess of amounts excluded under Section 79 of the Internal Revenue Code are taxable as income to the applicable officer. This insurance is not split-dollar life insurance. The fiscal year 2014 401(k) matching contributions and term life insurance premiums reported in the table above is estimated as follows:

Name	401(k) Matching Contributions ($)	Life Insurance Premium ($)
Louis DiNardo	6,120	1,022
Ryan A. Benton	6,120	360
Parviz Ghaffaripour	2,118	701
Gary Ross	3,522	1,012
Todd Smathers	—	4,572

The amount in this column included $40,323 for Mr. Benton’s moving expenses.

(4)	Mr. Ghaffaripour commenced employment with the Company as its Senior Vice President and General Manager, Component Products on May 15, 2013.

(5)

Mr. Ross commenced employment with the Company as its Vice President and General Manager of High Performance Analog Products, effective July 6, 2013. Mr. Ross’ employment with the Company terminated on May 16, 2014.

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to the Named Executive Officers for the fiscal years indicated above. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual incentive award, and long-term equity incentives consisting of stock options and restricted stock units. Named Executive Officers also received the other benefits listed in Column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards Table and the accompanying description of the material terms of the stock options and restricted stock unit awards granted in fiscal year 2014 provides information regarding the long-term equity incentives awarded to Named Executive Officers in fiscal year 2014. The Outstanding Equity Awards at Fiscal Year-End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

Description of Employment Agreements

The Company entered into an employment agreement with Mr. DiNardo, the Company’s Chief Executive Officer, in December 2011, which was subsequently amended in December 2013. As amended, the agreement runs through April 2, 2017 and provides for Mr. DiNardo to receive an annualized base salary of $600,000, subject to any increases that may be approved by the Compensation Committee. Mr. DiNardo’s target annual incentive bonus is 100 percent of his base salary, with his bonus determined based on such Company and individual performance criteria as established by the Compensation Committee, and he is eligible to participate in the Company’s benefit plans made available to employees generally. The employment agreement also includes Mr. DiNardo’s agreement that, in the event that the Company were required to prepare an accounting restatement due to its material noncompliance, as a result of misconduct (regardless of whether such misconduct were by Mr. DiNardo), with any financial reporting requirement under U.S. securities laws, he would reimburse the Company for any bonus or other incentive-based or equity-based compensation received by him from the Company during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document that embodies such financial reporting requirement, and any profits realized from the sale of securities of the Company by him during that 12-month period.

In September 2013, the Company entered into an employment agreement with Mr. Benton, the Company’s Chief Financial Officer. The agreement has a four-year term and provides for Mr. Benton to receive an annualized base salary of $335,000, subject to any increases that may be approved by the Compensation Committee. Mr. Benton’s target annual incentive bonus is 50 percent of his base salary, with his bonus to be as determined by the Compensation Committee in its discretion, and he is eligible to participate in the Company’s benefit plans made available to employees generally. The employment agreement also includes Mr. Benton’s agreement that, in the event that the Company were required to file an accounting restatement due to a material misstatement related to any fiscal period during Mr. Benton’s employment with the Company, as a result of willful misconduct (regardless of whether such misconduct were by Mr. Benton), the Company may require him to reimburse the Company for any bonus or other incentive-based or equity-based compensation received by him from the Company during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document that embodies such material misstatement, and any profits realized from the sale of securities of the Company by him during that 12-month period.

On May 15, 2013, the Company entered into a letter agreement with Mr. Ghaffaripour, the Company’s Sr. VP, Power Management and Connectivity Products. The agreement provides that Mr. Ghaffaripour will receive an annualized base salary of $280,000 and to participate in the Company’s fiscal 2014 management incentive program, with a target bonus of 40% of his base salary. The agreement also provides for him to be granted an option to purchase 200,000 shares of the Company’s common stock with a four-year vesting schedule, an award of 25,000 restricted stock units with a three-year vesting schedule, and an award of 25,000 performance-based restricted stock units that vest based on achievement of performance criteria and a vesting schedule to be approved by the Compensation Committee.

On February 27, 2012, the Company entered into a letter agreement with Mr. Smathers, the Company’s Sr. VP, Operations. The agreement provides that Mr. Smathers will receive an annualized base salary of $300,000.

Please see “Potential Payments Upon Termination or Change in Control” below for a description of the severance benefits provided to the Named Executive Officers if their employment with the Company terminates under certain circumstances.

GRANTS OF PLAN-BASED AWARDS—FISCAL YEAR 2014

The following table presents information regarding the incentive awards granted to the Named Executive Officers in fiscal year 2014 or held by the Named Executive Officers and modified in fiscal year 2014.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)	Units (#)	Options (#)	Awards ($/Sh)	Awards ($)(1)
(a)		(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)	(k)	(l)
Louis DiNardo	9/24/13	6/19/13				34,951	48,544		67,961				500,000
	12/31/13	12/31/13									200,000	$11.79	665,220

	12/31/13	12/31/13								100,000			1,179,000

	1/2/14	12/31/13									140,000	$11.64	459,732

Ryan A. Benton	4/1/13	12/3/12					25,000						257,500
	9/24/13	6/19/13				7,969	11,068		15,495				114,000

	10/1/13	9/4/13									100,000	$13.54	381,330

	10/1/13	9/4/13					60,000						812,400

	3/3/14	2/19/14								21,000			240,660

Parviz Ghaffaripour	6/3/13	5/5/13									200,000	$11.37	673,740
	6/3/13	5/5/13								25,000			284,250

	6/3/13	5/5/13					25,000						284,250

	9/24/13	6/19/23				7,829	10,874		15,223				112,000

Gary Ross	8/1/13	4/19/13									100,000	$13.00	372,860

	8/1/13	4/19/13								25,000			325,000

	9/24/13	6/19/23				5,872	8,155		11,417				84,000

Todd Smathers	9/24/13	6/19/23				8,388	11,650		16,311				120,000
	10/1/13	9/4/13									100,000	$13.54	381,330

	10/1/13	9/4/13					15,000	(2)					203,100

(1)

The amounts reported in Column (l) reflect the fair value on the grant date of the stock and option awards granted to our Named Executive Officers during fiscal year 2013. These values have been determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements and without any adjustments for forfeitures. For a discussion of the assumptions and methodologies used to value the awards reported in Column (l), please see footnote (2) to the Summary Compensation Table. With respect to equity incentive plan awards, this column reflects the grant-date fair value of such awards based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the awards, as determined under generally accepted accounting principles.

(2)

As described in the “Compensation Discussion and Analysis” above, this award covers 45,000 restricted stock units and is divided into three equal tranches that are eligible to vest based on the Company’s performance during each of fiscal years 2014, 2015 and 2016. Under generally accepted accounting principles, only the first of the three tranches is treated as “granted” during fiscal year 2014 as the performance conditions applicable to the other tranches were not established during the fiscal year. Under SEC rules, only the tranche that relates to fiscal year 2014 performance is reflected in the compensation tables.

Description of Plan-Based Awards

Each of the equity-based awards granted during fiscal year 2014 and reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of the 2006 Plan. The 2006 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Under the terms of the 2006 Plan, if there is a change in control of the Company, each Named Executive Officer’s outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation or settlement (in cash, securities or property) of the outstanding awards. Any options that so become vested in connection with a change in control generally must be exercised prior to the change in control, or they may terminate or be terminated in such circumstances.

Options

Each of the options granted to the Named Executive Officers in fiscal year 2014 reported in Column (j) of the table above is subject to a four-year vesting schedule, with 25% of the option vesting on each of the first four anniversaries of the grant date, except that the option granted to Mr. DiNardo in January 2014 reported in Column (j) vests in monthly installments over the 12-month period beginning January 3, 2016.

The “equity incentive plan” award granted January 2, 2014 to Mr. DiNardo and shown in Column (g) of the table above reflects a market-based option to purchase 140,000 shares. The vesting of this option depends on the Company’s stock price being not less than $18.00 for a period of 45 consecutive trading days during fiscal year 2017.

Each option granted to the Named Executive Officers during fiscal year 2014 has a per-share exercise price equal to the fair market value of a share of the Company’s Common Stock on the grant date. For these purposes, and in accordance with the terms of the 2006 Plan and the Company’s option grant practices, the fair market value is equal to the closing price of a share of the Company’s Common Stock on the applicable grant date. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to the Named Executive Officers in fiscal year 2014 has a term of seven (7) years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three months to exercise the vested portion of the option following a termination of employment. This period is extended to twelve months if the termination is a result of the Named Executive Officer’s death or disability. Options (whether or not vested) will immediately terminate if a Named Executive Officer is terminated by the Company for cause.

The options granted to Named Executive Officers during fiscal year 2014 do not include any dividend rights.

Performance Stock Units

The “equity incentive plan” awards shown in Columns (f) through (h) of the table above with a grant date of September 24, 2013 reflect incentive awards under the Company’s executive incentive program for fiscal year 2014. In addition, Columns (f) through (h) of the table above reflect awards of performance-based restricted stock units granted to the Named Executive Officers during fiscal year 2014. The material terms of each of these awards are described in the “Compensation Discussion and Analysis” above. The Named Executive Officers do not have the right to vote or dispose of the stock units.

Restricted Stock Units

The awards reported in Column (i) of the table above reflect awards of restricted stock units that vest solely based on the executive’s continued employment with the Company. The vesting dates of these awards are reported in the notes to the “Outstanding Equity Awards at Fiscal Year 2014 Year-End” table below. The Named Executive Officers do not have the right to vote or dispose of the stock units.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2014 YEAR-END

The following table presents information regarding the outstanding equity awards held by each of the Company’s Named Executive Officers as of March 30, 2014, including the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise	Option Expiration	Number of Shares or Units That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable		Price	Date	(#)		($)(1)	(#)		($)
(a)	(b)	(c)		(d)	(e)	(f)		(g)	(h)		(i)
Louis DiNardo	390,000	330,000	(2)	$6.43	1/3/19	33,333	(12)	390,329	—		—
	120,000	—		$6.43	1/3/19	66,666	(13)	780,659	—		—
	120,000	—		$6.43	1/3/19	—		—	100,000	(14)	1,171,000
	—	120,000	(3)	$6.43	1/3/19	100,000	(15)	1,171,000	—		—
	—	120,000	(4)	$6.43	1/3/19	—		—	—		—
	—	200,000	(5)	$11.79	12/31/24	—		—	—		—
	—	140,000	(6)	$11.64	1/2/21	—		—	—		—

Ryan A. Benton	50,000	150,000	(7)	$9.17	1/2/20	16,666	(16)	195,159	—		—
	—	100,000	(8)	$13.54	10/1/20	15,250	(17)	178,578	—		—
	—	—		—	—	20,000	(18)	234,200	—		—
	—	—		—	—	—		—	20,000	(19)	234,200
	—	—		—	—	—		—	20,000	(20)	234,200
	—	—		—	—	21,000	(21)	245,910	—		—

Parviz Ghaffaripour	—	200,000	(9)	$11.37	6/3/20	25,000	(22)	292,750	—		—
	—	—		—	—	13,500	(17)	158,085	—		—

Gary Ross	—	100,000	(10)	$13.00	8/1/20	25,000	(23)	292,750	—		—

Todd Smathers	50,000	150,000	(11)	$8.51	4/2/19	16,666	(24)	195,159	—		—
	—	100,000	(8)	$13.54	10/1/20	13,500	(25)	158,085	—		—

(1)

The dollar amounts shown in Column (g) are determined by multiplying (x) the number of shares or units reported in Column (f) by (y) $11.71 (the closing price of the Company’s Common Stock on March 27, 2014, the last trading day of fiscal year 2014).

(2)	The unvested options are scheduled to vest in 22 equal monthly installments from April 3, 2014 through January 3, 2016.

(3)	The unvested options are scheduled to vest on either March 29, 2015 or March 27, 2016 contingent on achieving certain trading price performance criteria.

(4)	The unvested options are scheduled to vest on March 27, 2016 contingent on achieving certain trading price performance criteria.

(5)	The unvested options are scheduled to vest in 12 equal monthly installments from February 3, 2016 to January 3, 2017.

(6)	The unvested options are scheduled to vest on March 31, 2017 contingent on achieving certain trading price performance criteria.

(7)	The unvested options are scheduled to vest in three installments on each of January 2, 2015, January 2, 2016 and January 2, 2017.

(8)	The unvested options are scheduled to vest 25% on October 1, 2014 and the remaining in 36 equal monthly installments from November 1, 2014 through October 1, 2017.

(9)	The unvested options are scheduled to vest 25% on June 3, 2014 and the remaining in 36 equal monthly installments from July 3, 2014 through June 3, 2017.

(10)	The unvested options are scheduled to vest 25% on August 1, 2014 and the remaining in 36 equal monthly installments from September 1, 2014 through August 1, 2017.

(11)	The unvested options are scheduled to vest in three installments on each of April 2, 2014, April 2, 2015 and April 2, 2016.

(12)	The unvested portions of these awards are scheduled to vest on March 29, 2015.

(13)	The unvested portion of this award is scheduled to vest in two installments on each of April 1, 2015 and April 1, 2016.

(14)

The unvested portion of this award is scheduled to vest in three installments on each of March 31, 2015, March 31, 2016, and March 31, 2017, subject to the Company's achievement of specified financial performance goals in fiscal 2015.

(15)	The unvested portions of these awards are scheduled to vest in two installments on each of March 27, 2016 and March 26, 2017.

(16)	The unvested portions of these awards are scheduled to vest in two installments on each of January 2, 2015 and January 2, 2016.

(17)	The unvested portions of these awards are scheduled to vest in three installments on each of May 2, 2014, March 29, 2015, and March 28, 2016.

(18)	The unvested portions of these awards are scheduled to vest in three installments on each of March 29, 2015, March 27, 2016, and April 2, 2017.

(19)

The unvested portions of these awards are scheduled to vest in three installments on each of March 27, 2016, April 2, 2017 and April 1, 2018, subject to the achievement of specified financial performance goals in fiscal 2015 as described under "CEO and CFO Employment Agreements" in the Compensation Discussion and Analysis above.

(20)

The unvested portions of these awards are scheduled to vest in three installments on each of April 2, 2017, April 1, 2018 and March 31, 2019, subject to the achievement of specified financial performance goals in fiscal 2016 as described under "CEO and CFO Employment Agreements" in the Compensation Discussion and Analysis above.

(21)	The unvested portions of these awards are scheduled to vest on March 3, 2015.

(22)	The unvested portions of these awards are scheduled to vest in three installments on each of June 3, 2014, June 3, 2015 and June 3, 2016.

(23)	The unvested portions of these awards are scheduled to vest on August 1, 2016.

(24)	The unvested portions of these awards are scheduled to vest in two installments on each of April 2, 2014 and April 2, 2015.

(25)	The unvested portions of these awards are scheduled to vest in three installments on each of March 29, 2015, March 28, 2016 and April 2, 2017.

OPTION EXERCISES AND STOCK VESTED—FISCAL YEAR 2014

The following table presents information regarding the exercise of stock options by Named Executive Officers during fiscal year 2014, and on the vesting during fiscal year 2014 of other stock awards granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
Louis DiNardo	—	—	109,705	1,198,916
Ryan A. Benton	—	—	18,854	207,573
Parviz Ghaffaripour	—	—	—	—
Gary Ross	—	—	—	—
Todd Smathers	—	—	30,991	322,965

(1)

The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of Common Stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of the Company’s Common Stock on the date of exercise and the exercise price of the options. The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of Common Stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with the Company and/or a change in control of the Company. In each case, the executive’s right to receive the severance benefits described below is contingent upon the executive’s providing a general release of claims to the Company. In addition to the benefits described below, outstanding equity-based awards held by the Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of the 2006 Plan (or other applicable stock incentive plan) as noted under “Grants of Plan-Based Awards” above if the awards will terminate on the transaction. For purposes of the discussion below, we have assumed that outstanding equity awards would be assumed or otherwise continue following a change in control of the Company.

Under their respective employment agreements with the Company, in the event that the employment of Mr. DiNardo or Mr. Benton is terminated by the Company without cause or the executive resigns for good reason (as the terms “cause” and “good reason” are defined in the employment agreements), subject to his delivering a release of claims in favor of the Company, the executive will be entitled to receive the following severance benefits: (1) an amount equal to one times his base salary at the annualized rate in effect on his severance date (payable in 12 monthly installments), (2) a prorated incentive bonus for the fiscal year in which his termination occurs, (3) the cost of his premiums for continued medical coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for himself and his eligible dependents for up to 12 months after his termination, and (4) 12 months’ accelerated vesting of his then outstanding equity awards that are subject to time-based vesting requirements only. As to any then outstanding equity award held by the executive that is subject to performance-based vesting requirements, the vesting of such award will continue to be governed by its terms, provided that the executive will receive 12 months’ credit for purposes of any service-based vesting requirement under such award. In addition, if the executive is terminated without cause or resigns for good reason within twelve months after a change of control (as defined in the employment agreement), he will be entitled to full acceleration of vesting of any outstanding equity grants, and his prorated incentive bonus will be determined based on the target bonus amount (as opposed to the bonus the executive would have received had he remained employed with the Company). In each case, the executive’s right to receive these severance benefits is subject to his providing a release of claims in favor of the Company.

Under Mr. Ghaffaripour’s employment letter with the Company, if his employment is terminated by the Company without cause (as defined in the letter), he would be entitled to severance of six months’ of his base salary and payment by the Company of his COBRA premiums for six months. In addition, if (1) his employment is terminated either by the Company without cause or by him for good reason (as defined in the letter) within 24 months following his date of hire by the Company and (2) such termination of employment is due to a change in control of the Company, he would be entitled to immediate vesting of 50 percent of the then-outstanding and unvested equity awards granted to him as provided in the employment letter. Mr. Ghaffaripour right to receive these severance benefits is subject to his providing a release of claims in favor of the Company.

The following tables present the benefits the Named Executive Officers covered under these severance arrangements would have been entitled to receive had their employment with the Company terminated under the circumstances described above on March 30, 2014:

Severance Benefits (Outside of Change of Control)

Name	Cash Severance ($)(1)	Continuation of Health Benefits ($)(2)	Equity Acceleration ($)(3)	Total ($)
Louis DiNardo	600,000	27,538	1,731,059	2,358,597
Ryan Benton	335,000	27,538	1,560,358	1,922,896

(1)	These amounts represent twelve months of the executive’s base salary.

(2)

This amount represents the aggregate estimated cost of the premiums that would be charged to continue health coverage for 12 months pursuant to COBRA for the executive and his eligible dependents (to the extent that such dependents were receiving health benefits prior to March 30, 2014).

(3)

This column reports the intrinsic value of the unvested portions of the executive’s awards that would accelerate if the executive’s employment had terminated on March 30, 2014 in the circumstances described above. For options, this value is calculated by multiplying the amount (if any) by which $11.71 (the closing price of the Company’s Common Stock on the last trading day of fiscal year 2014) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock unit awards, this value is calculated by multiplying $11.71 by the number of units subject to the accelerated portion of the award. Under the terms of Mr. DiNardo’s performance-based equity awards, he would have been credited in such circumstances with 12 months of additional time-based vesting, and the awards would have remained subject to their performance-based vesting conditions (which had not been satisfied as of March 30, 2014). Accordingly, the awards would not have accelerated on that date, and no value has been attributed to these awards in the table above.

Change of Control Severance Benefits

Name	Cash Severance ($)(1)	Continuation of Health Benefits ($)	Equity Acceleration ($)(2)	Total ($)
Louis DiNardo	600,000	27,538	7,032,388	7,659,926
Ryan Benton	335,000	27,538	1,634,246	1,996,784
Parviz Ghaffaripour	150,000	15,950	180,375	346,325
Gary Ross	—	—	—	—
Todd Smathers	—	—	—	—

(1)	These amounts represent the executive’s base salary for the following periods: Mr. DiNardo, 12 months and Mr. Benton, 12 months.

(2)

As noted above, the equity-based awards held by the Company’s Named Executive Officers are subject to accelerated vesting in connection with a change in control of the Company in accordance with the terms of the agreements described above or the applicable plan under which the award was granted. This column reports the intrinsic value of the unvested portions of all of the executive’s then-outstanding awards subject to acceleration in connection with a change in control. See footnote (3) to the table above for the calculation of these amounts.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The rules and regulations of the SEC require the Company to include in its Proxy Statement a report from the Audit Committee of the Board. The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended March 30, 2014, included in the Company’s Annual Report on Form 10-K for its fiscal year 2014.

On behalf of the Board of Directors, the Audit Committee is responsible for providing an independent, objective review of the Company’s auditing, accounting and financial reporting process, public reports and disclosures and system of internal controls over financial reporting, as well as engaging and supervising the Company’s independent auditors. The Audit Committee is comprised solely of “independent directors” as defined in the listing standards of the New York Stock Exchange, and directors who are “independent” as defined in SEC Rule 10A-3, and is governed by a written charter adopted by the Board of Directors, a copy of which can be viewed at the Company’s website: www.exar.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in the Audit Committee’s charter, are intended to be in accordance with applicable requirements for public company audit committees. The Board of Directors has determined that the Audit Committee chair, Mr. Hilton, is an “audit committee financial expert” within the meaning of Item 407 of SEC Regulation S-K.

The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in the Company’s Annual Report. The Committee took a number of steps in making this recommendation for fiscal year 2014. First, the Audit Committee discussed with BDO USA, LLP (“BDO USA”), the Company’s independent registered public accounting firm for fiscal year 2014, those matters required to be discussed with the Audit Committee under applicable auditing standards, such as SAS 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T), including information concerning the scope and results of the audit. Second, the Audit Committee discussed with BDO USA its independence, and received the written disclosures and the letter from it regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA’s communications with the Audit Committee concerning independence, and has discussed with BDO USA its independence. Finally, the Audit Committee reviewed and discussed with Company management and BDO USA the Company’s audited consolidated balance sheet at March 30, 2014, and audited consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the fiscal year ended March 30, 2014. Based on the discussions with BDO USA concerning the audit, the independence discussions, the financial statement review and additional matters deemed relevant and appropriate by the Audit Committee, on June 9, 2014, the Audit Committee as then constituted recommended to the Board that these financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2014.

Respectfully submitted,

The Audit Committee
Brian Hilton, Chair
Behrooz Abdi
Izak Bencuya
Gary Meyers

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnity agreements with certain of our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he/she may be required to pay in actions or proceedings to which he/she is or may be made a party by reason of his/her position as a director, executive officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and our Bylaws.

Pierre Guilbault, one of our directors, is an executive officer of Future Electronics Inc. (“Future”), our largest distributor. Mr. Guilbault joined the Board of Directors in August 2007 in connection with our acquisition of Sipex Corporation. During fiscal year 2014, approximately 29% of our revenue was derived from the sale of products to Future. The Audit Committee has reviewed our business relationship with Future and considered it in light of Mr. Guilbault’s membership on the Board of Directors, and has approved such business relationship and authorized the Company to continue to do business with Future. The Audit Committee will continue to monitor this business relationship. The Board has determined that Mr. Guilbault is not an “independent director” under the listing standards of the New York Stock Exchange as a result of the business relationship between the Company and Future. Future is also an affiliate of our largest stockholder, Alonim Investments Inc., which beneficially owns shares of our Common Stock through its wholly owned affiliate, Rodfre Holdings LLC as described above under “Security Ownership of Certain Beneficial Owners and Management.”

Under our related party transaction policies and procedures contained within our Audit Committee Charter, information about transactions involving related persons is assessed by the Audit Committee. Related persons include (i) any of our directors, executive officers and nominees for director, (ii) any beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest. If the determination were made that a related person has a material interest in any Company transaction (a “related party transaction”), then the Audit Committee would review, approve, ratify or, at its discretion, take other action with respect to the transaction. Any related party transaction would be disclosed to the extent required by SEC rules.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 30, 2014, all of our executive officers, directors and greater than ten percent (10%) stockholders complied with applicable Section 16(a) filing requirements during the fiscal year ended March 30, 2014.

ACCOUNTANTS

Our financial statements have been audited by BDO USA, LLP, an independent registered public accounting firm. Representatives of BDO USA, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

COMMUNICATING WITH THE COMPANY

If you would like to receive information about us, without charge, you may use one of these convenient methods:

1.

To have information such as our latest Quarterly Earnings Release, Form 10-K, Form 10-Q or Annual Report mailed to you, stockholders residing in the U.S., please call the transfer agent, Computershare, at 312-588-4990.

2.

To view our website on the Internet, use our Internet address: www.exar.com. The Company’s website includes product, corporate and financial data, as well as recent earnings releases, current stock price, an electronic file of this Proxy Statement, Form 10-K, Form 10-Q, the Annual Report to Stockholders, job listings, instructions on how to contact non-employee members of the Board of Directors via our investor relations website at ir.exar.com under the Info Request link, ethics policies and charters for each Committee of the Board of Directors. Internet access to this information has the advantage of providing you with up-to-date information about the Company throughout the year.

3.	To reach our Investor Relations representative, please call 510-668-7201.

If you would like to write to the Company, please send your correspondence to the following address:

Exar Corporation
48720 Kato Road
Fremont, California 94538
Attention: Investor Relations, M/S 210

The Board of Directors hopes that stockholders will attend the Annual Meeting. Whether or not you plan to attend, you are urged to submit your proxy over the Internet, by telephone or by mail as promptly as possible. A prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation will be appreciated.

Stockholders may obtain a copy of the Annual Report on Form 10-K, without charge, by writing to Exar Corporation, 48720 Kato Road, Fremont, California 94538, Attention: Investor Relations, M/S 210. The Annual Report on Form 10-K is also available at www.exar.com and at the website referred to in the Availability Notice.

By Order of the Board of Directors

/s/ Thomas R. Melendrez
THOMAS R. MELENDREZ
Secretary

July 25, 2014

EXHIBIT A

2014 Equity Incentive Plan

EXAR CORPORATION

2014 EQUITY INCENTIVE PLAN

PURPOSE OF PLAN

The purpose of this Exar Corporation 2014 Equity Incentive Plan (this “Plan”) of Exar Corporation, a Delaware corporation (the “Company”), is to promote the success of the Company and to increase stockholder value by providing for the grant of stock and other equity awards to attract, motivate, retain and reward selected employees and other eligible persons.

ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant Awards (as such term is defined in Section 5.1) under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Company or one of its Subsidiaries; (b) a director of the Company or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Company or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Company or one of its Subsidiaries) to the Company or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Company’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Company or the Company’s compliance with any other applicable laws. An Eligible Person who has been granted an Award (a “Participant”) may, if otherwise eligible, be granted additional Awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company; and “Board” means the Board of Directors of the Company.

PLAN ADMINISTRATION

The Administrator. This Plan shall be administered by and all Awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Company, its powers under this Plan (a) to designate the officers and employees of the Company and its Subsidiaries who will receive grants of Awards under this Plan within pre-approved guidelines, and (b) to determine the number of shares subject to, and the other terms and conditions of, such Awards within pre-approved guidelines. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Company or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of “independent directors” (within the meaning of the applicable listing agency). With respect to Awards intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more “outside directors” (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving Awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more “non-employee directors” (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act).

Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of Awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an Award under this Plan;

(b)

         grant Awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any eligible persons, determine the other specific terms and conditions of such Awards consistent with the express limits of this Plan, establish the installments (if any) in which such Awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such Awards;

(c)	approve the forms of Award Agreements (which need not be identical either as to type of Award and/or among Participants);

(d)

         construe and interpret this Plan and any agreements defining the rights and obligations of the Company, its Subsidiaries, and Participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the Awards granted under this Plan;

(e)	cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding Awards, subject to any required consent under Section 8.6.5;

(f)

         accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding Awards (in the case of Options or SARs, within the maximum ten-year term of such Awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g)

adjust the number of shares of Common Stock subject to any Award, adjust the price of any or all outstanding Awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

(h)

         determine the date of grant of an Award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an Award shall be the date upon which the Administrator took the action granting an Award);

(i)

         determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of Awards upon the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under Awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

(k)	determine the Fair Market Value of the Common Stock or Awards under this Plan from time to time and/or the manner in which such value will be determined.

Notwithstanding the foregoing and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding Option or SAR to reduce the exercise price or base price of such Option or SAR, (2) cancel, exchange, or surrender an outstanding Option or SAR in exchange for cash or other Awards for the purpose of repricing such Option or SAR, or (3) cancel, exchange, or surrender an outstanding Option or SAR in exchange for an Option or SAR with an exercise or base price that is less than the exercise or base price of the original Option or SAR.

Binding Determinations. Any action taken by, or inaction of, the Company, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any Award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, costs or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Company. No director, officer or agent of the Company or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or any of its Subsidiaries or to third parties.

SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Company’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Company and such other securities or property as may become the subject of Awards under this Plan, or may become subject to such Awards, pursuant to an adjustment made under Section 7.1.

Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to Awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:

(1)	5,170,000 shares of Common Stock, plus

(2)

the number of any shares subject to stock options granted under the Company’s 2006 Equity Incentive Plan (the “2006 Plan”) or the Sipex Corporation 2006 Equity Incentive Plan (the “Sipex 2006 Plan”) and outstanding on the date of stockholder approval of this Plan (the “Stockholder Approval Date”) which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised, plus

(3)

the number of any shares subject to restricted stock and restricted stock unit awards granted under the 2006 Plan or the Sipex 2006 Plan that are outstanding and unvested on the Stockholder Approval Date that are forfeited, terminated, cancelled or otherwise reacquired by the Company without having become vested.

Shares issued in respect of any Full-Value Award granted under this Plan shall be counted against the foregoing Share Limit as 2.0 shares for every one share issued in connection with such Award. (For example, if a stock bonus of 100 shares of Common Stock is granted under this Plan, 200 shares shall be charged against the Share Limit in connection with that Award.)

For this purpose, a “Full-Value Award” means any Award under this Plan that is not an Option or SAR grant.

The following limits also apply with respect to Awards granted under this Plan:

(a)          The maximum number of shares of Common Stock that may be delivered pursuant to Options qualified as incentive stock options granted under this Plan is 5,170,000 shares.

(b)          The maximum number of shares of Common Stock subject to those Options and SARs that are granted during any calendar year to any Participant under this Plan is 500,000 shares.

(c)          Additional limits with respect to Performance-Based Awards are set forth in Section 5.2.3.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

Awards Settled in Cash, Reissue of Awards and Shares. Except as provided in the next sentence, shares that are subject to or underlie Awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent Awards under this Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Option or SAR granted under this Plan, as well as any shares exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Option or SAR granted under this Plan, shall not be available for subsequent Awards under this Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Full-Value Award granted under this Plan, as well as any shares exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Full-Value Award granted under this Plan, shall be available for subsequent Awards under this Plan, provided that any one (1) share so exchanged or withheld in connection with any Full-Value Award shall be credited as two (2) shares when determining the number of shares that shall again become available for subsequent Awards under this Plan if, upon grant, the shares underlying the related Full-Value Award were counted as two (2) shares against the Share Limit. To the extent that an Award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the Award shall be counted against the share limits of this Plan (including, for purposes of clarity, the limits of Section 4.2 of this Plan). (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 100 shares (after giving effect to the Full-Value Award premium counting rules) shall be counted against the share limits of this Plan). To the extent that shares of Common Stock are delivered pursuant to the exercise of an Option or SAR granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares issued. (For purposes of clarity, if a SAR relates to 100,000 shares and is exercised at a time when the payment due to the Participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Section 4.2 with respect to such exercise.) Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to Awards intended as performance-based compensation thereunder.

Reservation of Shares; No Fractional Shares; Minimum Issue. The Company shall at all times reserve a number of shares of Common Stock sufficient to cover the Company’s obligations and contingent obligations to deliver shares with respect to Awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Company has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of Awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to Awards granted under this Plan unless (as to any particular Award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the Award.

AWARDS

Type and Form of Awards. The Administrator shall determine the type or types of Award(s) to be made to each selected Eligible Person. The types of “Awards” that may be granted under this Plan include stock options (“Options”), stock appreciation rights (“SARs”) and the awards identified in Section 5.1.4. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Company or one of its Subsidiaries.

Stock Options. An Option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An Option may be intended as an “incentive stock option” within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an Option not intended to be an ISO). The Award Agreement for an Option will indicate if the Option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each Option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of the Option. When an Option is exercised, the exercise price for the shares to be purchased shall be paid in full in any method permitted by the Administrator consistent with Section 5.5.

Additional Rules Applicable to ISOs. To the extent that the aggregate Fair Market Value (determined at the time of grant of the applicable Option) of stock with respect to which ISOs first become exercisable by a Participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Company or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such Options shall be treated as nonqualified stock options. In reducing the number of Options treated as ISOs to meet the $100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted Options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Company or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Company and ending with the subsidiary in question). There shall be imposed in any Award Agreement relating to ISOs such other terms and conditions as from time to time are required in order that the Option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the Option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, unless the exercise price of such Option is at least 110% of the Fair Market Value of the stock subject to the Option and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

Stock Appreciation Rights. A SAR is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the SAR, which base price shall be set forth in the applicable Award Agreement and shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years.

Other Awards; Dividend Equivalent Rights. The other types of Awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon; or (c) cash Awards. Dividend equivalent rights may be granted as a separate Award or in connection with another Award under this Plan; provided, however, that dividend equivalent rights may not be granted in connection with an Option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the unvested portion of an Award of restricted stock that is subject to performance-based vesting requirements or the unvested portion of an Award of stock units that is subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the Award to which they relate.

Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of Awards listed in Section 5.1.4 above may be, and Options and SARs granted to officers and employees (“Qualifying Options” and “Qualifying SARS,” respectively) typically will be, granted as Awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute or relative (including, without limitation, relative to the performance of other companies or upon comparisons of any of the indicators of performance relative to other companies) basis) for the Company on a consolidated basis or for one or more of the Company’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualifying Option or Qualifying SAR shall be subject only to the requirements of Section 5.2.1 and 5.2.3 in order for such Award to satisfy the requirements for performance-based compensation under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

Class; Administrator. The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Company or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for Awards that are intended as performance-based compensation under Section 162(m) of the Code.

Performance Goals. The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), stock price, total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Company or of its Subsidiaries. To qualify Awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such goal(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. The terms of the Performance-Based Awards may specify the manner, if any, in which performance goals shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other items specified by the Administrator at the time of establishing the goals. The applicable performance measurement period may not be less than three months nor more than 10 years.

Form of Payment; Maximum Performance-Based Award. Awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Grants of Qualifying Options and Qualifying SARs to any one Participant in any one calendar year shall be subject to the limit set forth in Section 4.2(b). The maximum number of shares of Common Stock which may be subject to Performance-Based Awards (including Performance-Based Awards payable in shares of Common Stock and Performance-Based Awards payable in cash where the amount of cash payable upon or following vesting of the Award is determined with reference to the Fair Market Value of a share of Common Stock at such time) that are granted to any one Participant in any one calendar year shall not exceed 500,000 shares (counting such shares on a one-for-one basis for this purpose), either individually or in the aggregate, subject to adjustment as provided in Section 7.1; provided that this limit shall not apply to Qualifying Options and Qualifying SARs (which are covered by the limit of Section 4.2(b)). The aggregate amount of compensation to be paid to any one Participant in respect of all Performance-Based Awards payable only in cash (excluding cash Awards covered by the preceding sentence where the cash payment is determined with reference to the Fair Market Value of a share of Common Stock upon or following the vesting of the Award) and granted to that Participant in any one calendar year shall not exceed $4,000,000. Awards that are cancelled during the year shall be counted against these limits to the extent required by Section 162(m) of the Code.

Certification of Payment. Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the Award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual Awards granted under this Section 5.2 including the authority to reduce Awards, payouts or vesting or to pay no Awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new Awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Company’s stockholders that occurs in the fifth year following the year in which the Company’s stockholders first approve this Plan, subject to any subsequent extension that may be approved by stockholders.

Award Agreements. Each Award shall be evidenced by either (1) a written Award Agreement in a form approved by the Administrator and executed by the Company by an officer duly authorized to act on its behalf, or (2) an electronic notice of Award grant in a form approved by the Administrator and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking Award grants under this Plan generally (in each case, an “Award Agreement”), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Company (other than the particular Award recipient) to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Administrator consistent with the express limitations of this Plan.

Deferrals and Settlements. Payment of Awards may be in the form of cash, Common Stock, other Awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit Participants to elect to defer the issuance of shares or the settlement of Awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Consideration for Common Stock or Awards. The purchase price for any Award granted under this Plan or the Common Stock to be delivered pursuant to an Award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

●	services rendered by the recipient of such Award;

●	cash, check payable to the order of the Company, or electronic funds transfer;

●	notice and third party payment in such manner as may be authorized by the Administrator;

●	the delivery of previously owned shares of Common Stock;

●	by a reduction in the number of shares otherwise deliverable pursuant to the Award; or

●

subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of Awards.

In no event shall any shares newly-issued by the Company be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an Option shall be valued at their Fair Market Value on the date of exercise. The Company will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable Award Agreement, the Administrator may at any time eliminate or limit a Participant’s ability to pay the purchase or exercise price of any Award or shares by any method other than cash payment to the Company.

Definition of Fair Market Value. For purposes of this Plan, “Fair Market Value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the New York Stock Exchange (the “Exchange”) for the date in question or, if no sales of Common Stock were reported on the Exchange on that date, the closing price (in regular trading) for a share of Common Stock on the Exchange for the next preceding day on which sales of Common Stock were reported on the Exchange. The Administrator may, however, provide with respect to one or more Awards that the Fair Market Value shall equal the closing price (in regular trading) for a share of Common Stock on the Exchange on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Exchange for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Exchange as of the applicable date, the Fair Market Value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the Award in the circumstances. The Administrator also may adopt a different methodology for determining Fair Market Value with respect to one or more Awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular Award(s) (for example, and without limitation, the Administrator may provide that Fair Market Value for purposes of one or more Awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

Transfer Restrictions.

1.1.1     Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all Awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) Awards shall be exercised only by the Participant; and (c) amounts payable or shares issuable pursuant to any Award shall be delivered only to (or for the account of) the Participant.

1.1.2     Exceptions. The Administrator may permit Awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

1.1.3     Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)	transfers to the Company (for example, in connection with the expiration or termination of the Award),

(b)

the designation of a beneficiary to receive benefits in the event of the Participant’s death or, if the Participant has died, transfers to or exercise by the Participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d)	if the Participant has suffered a disability, permitted transfers or exercises on behalf of the Participant by his or her legal representative, or

(e)

the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Awards consistent with applicable laws and the express authorization of the Administrator.

International Awards. One or more Awards may be granted to Eligible Persons who provide services to the Company or one of its Subsidiaries outside of the United States. Any Awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

EFFECT OF TERMINATION OF SERVICE ON AWARDS

General. The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each Award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of Award. If the Participant is not an employee of the Company or one of its Subsidiaries and provides other services to the Company or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the Award Agreement otherwise provides) of whether the Participant continues to render services to the Company or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

Events Not Deemed Terminations of Service. Unless the express policy of the Company or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Company or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Company or one of its Subsidiaries on an approved leave of absence, continued vesting of the Award while on leave from the employ of the Company or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an Award be exercised after the expiration of the term set forth in the applicable Award Agreement.

Effect of Change of Subsidiary Status. For purposes of this Plan and any Award, if an entity ceases to be a Subsidiary of the Company a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Company or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s Award(s) in connection with such transaction.

ADJUSTMENTS; ACCELERATION

Adjustments. Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of Awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding Awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding Awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding Awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding Awards.

Unless otherwise expressly provided in the applicable Award Agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Company as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based Awards to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding performance-based Awards.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

Corporate Transactions - Assumption and Termination of Awards. Upon the occurrence of any of the following: any merger, combination, consolidation, conversion or other reorganization in connection with which the Company does not survive (or does not survive as a public company in respect of its Common Stock); any exchange of Common Stock or other securities of the Company in connection with which the Company does not survive (or does not survive as a public company in respect of its Common Stock); a sale of all or substantially all the business, stock or assets of the Company in connection with which the Company does not survive (or does not survive as a public company in respect of its Common Stock); a dissolution of the Company; or any other event in which the Company does not survive (or does not survive as a public company in respect of its Common Stock); then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding share-based Awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based Awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the Award or the Award would otherwise continue in accordance with its terms in the circumstances: (1) unless otherwise provided in the applicable Award Agreement, each then-outstanding Option and SAR shall become fully vested,  all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other Award granted under this Plan that is then outstanding shall become payable to the holder of such Award; and (2) each Award shall terminate upon the related event; provided that the holder of an Option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested Options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such Awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an Award that is so accelerated may be made contingent upon the actual occurrence of the event).

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable Award Agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any Award or Awards as and to the extent determined by the Administrator in the circumstances.

The Administrator may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash or property settlement and, in the case of Options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the Award.

In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the Award if an event giving rise to an acceleration and/or termination does not occur.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

Other Acceleration Rules. The Administrator may override the provisions of Section 7.2 by express provision in the Award Agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the Award Agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the Award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the Option shall be exercisable as a nonqualified stock option under the Code.

OTHER PROVISIONS

Compliance with Laws. This Plan, the granting and vesting of Awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under Awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Company or one of its Subsidiaries, provide such assurances and representations to the Company or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

No Rights to Award. No person shall have any claim or rights to be granted an Award (or additional Awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any Award) shall confer upon any Eligible Person or other Participant any right to continue in the employ or other service of the Company or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Company or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an Award Agreement.

Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such Awards. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Company or one of its Subsidiaries by reason of any Award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or one of its Subsidiaries and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

Tax Withholding. Upon any exercise, vesting, or payment of any Award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any Award, the Company or one of its Subsidiaries shall have the right at its option to:

(a)

require the Participant (or the Participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such Award event or payment; or

(b)

deduct from any amount otherwise payable in cash (whether related to the Award or otherwise) to the Participant (or the Participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such Award event or payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the Award or thereafter) to the Participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Company reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their Fair Market Value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

Effective Date, Termination and Suspension, Amendments.

Effective Date. This Plan is effective as of June 26, 2014, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Effective Date, and no Awards shall be granted under this Plan unless and until such stockholder approval is obtained. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date, subject to any extension that may be approved by the Board and stockholders. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional Awards may be granted under this Plan, but previously granted Awards (and the authority of the Administrator with respect thereto, including the authority to amend such Awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No Awards may be granted during any period that the Board suspends this Plan.

Stockholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on Awards to Participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a Participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of Awards. Any amendment or other action that would constitute a repricing of an Award is subject to the limitations set forth in Section 3.2.

Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding Award Agreement shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of the Company under any Award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a Participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the Participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

Governing Law; Construction; Severability.

1.1.1	Choice of Law. This Plan, the Awards, all documents evidencing Awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.

1.1.2	Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

1.1.3	Plan Construction.

(a)

         Rule 16b-3. It is the intent of the Company that the Awards and transactions permitted by Awards be interpreted in a manner that, in the case of Participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the Award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Company shall have no liability to any Participant for Section 16 consequences of Awards or events under Awards if an Award or event does not so qualify.

(b)

         Section 162(m). Awards under Section 5.1.4 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the Award. It is the further intent of the Company that (to the extent the Company or one of its Subsidiaries or Awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such Awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Company or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Company or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The Awards so granted need not comply with other specific terms of this Plan, provided the Awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any Awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Company or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant Awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

No Corporate Action Restriction. The existence of this Plan, the Award Agreements and the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Company to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Company or any Subsidiary, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Company or any Subsidiary, or (f) any other corporate act or proceeding by the Company or any Subsidiary. No Participant, beneficiary or any other person shall have any claim under any Award or Award Agreement against any member of the Board or the Administrator, or the Company or any employees, officers or agents of the Company or any Subsidiary, as a result of any such action.

Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to this Plan shall not be deemed a part of a Participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, Awards or commitments under any other plans or arrangements of the Company or its Subsidiaries.

Clawback Policy. The Awards granted under this Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of Awards or any shares of Common Stock or other cash or property received with respect to the Awards (including any value received from a disposition of the shares acquired upon payment of the Awards).

EXAR

A New Direction in Mixed-Signal

IMPORTANT 2014 ANNUAL MEETING OF STOCKHOLDERS INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week.

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 18, 2014.

Vote by Internet

- Go to **www.envisionreports.com/EXAR**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2014 Annual Meeting of Stockholders Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the nominees for Director listed below and FOR Proposals 2, 3 and 4.

1. Election of Directors*:

	For	Withhold		For	Withhold
01 - Behrooz Abdi	☐	☐	05 - Brian Hilton	☐	☐
02 - Izak Bencuya	☐	☐	06 - Richard L. Leza	☐	☐
03 - Louis DiNardo	☐	☐	07 - Gary Meyers	☐	☐
04 - Pierre Guilbault	☐	☐			

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B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. Date and Sign Below.

Please sign exactly as name appears on this proxy card. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should give their full titles. If the signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. If stock is registered in the names of two or more persons, each should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

EXAR

A New Direction in Mixed-Signal

Proxy — EXAR CORPORATION

The undersigned stockholder of Exar Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of 2014 Annual Meeting of the Stockholders and Proxy Statement with respect to the 2014 Annual Meeting of the Stockholders of Exar Corporation to be held at the corporate headquarters of Exar Corporation at 48720 Kato Road, Fremont, California 94538, on Thursday, September 18, 2014, at 2:00 p.m. Pacific Time, and hereby appoints Richard L. Leza and Louis DiNardo, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exar Corporation which the undersigned may be entitled to vote at such meeting and at any and all continuations, postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting (and at any such continuations, postponements and adjournments).

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return in the enclosed return envelope which is postage prepaid if mailed in the United States.

SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE